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ABOUT THIS PROSPECTUS SUPPLEMENT

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Floating Rate Senior Notes Due 2013	$250,000,000	100.000%	$250,000,000	$29,025.00

2.750% Senior Notes due 2016	$300,000,000	99.857%	$299,571,000	$34,780.19

4.125% Senior Notes due 2021	$450,000,000	99.653%	$448,438,500	$52,063.71

(1)
The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-176307

P R O S P E C T U S    S U P P L E M E N T
(To prospectus dated August 15, 2011)

$1,000,000,000

DENTSPLY International Inc.

$250,000,000 Floating Rate Senior Notes due 2013
$300,000,000 2.750% Senior Notes due 2016
$450,000,000 4.125% Senior Notes due 2021

We are offering $250,000,000 aggregate principal amount of Floating Rate Senior Notes due 2013, $300,000,000 aggregate principal amount of 2.750% Senior Notes due 2016 and $450,000,000 aggregate principal amount of 4.125% Senior Notes due 2021 . We refer to the Floating Rate Notes due 2013, the Notes due 2016 and the Notes due 2021 together as the "Notes." Interest on the Floating Rate Notes is payable on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2011. Interest on the Notes due 2016 and the Notes due 2021 is payable on February 15 and August 15 of each year, commencing on February 15, 2012. The Floating Rate Notes will mature on August 15, 2013, the Notes due 2016 will mature on August 15, 2016 and the Notes due 2021 will mature on August 15, 2021.

We may redeem some or all of the Notes due 2016 and the Notes due 2021 at the times and at the "make-whole" prices discussed under "Description of the Notes—Optional Redemption." In addition, at any time on or after May 15, 2021, we may redeem some or all of the Notes due 2021 at a redemption price equal to 100% of the aggregate principal amount of the Notes due 2021 to be redeemed plus accrued and unpaid interest thereon to the date of redemption. As described under "Description of the Notes—Change of Control," if a Change of Control Triggering Event (as defined below) occurs with respect to a particular series of Notes, we will be required to make an offer to purchase the Notes of such series from holders at a price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest thereon to, but not including, the date of repurchase, unless we have previously exercised our right to redeem the Notes of such series.

On June 22, 2011, we announced that we had entered into an agreement dated as of June 21, 2011 (the "Acquisition Agreement") with Astra Tech International AB relating to the acquisition by us of the entire issued share capital of Astra Tech AB ("Astra Tech"), a wholly owned subsidiary of Astra Tech International AB, for $1.785 billion (the "Acquisition"). If we do not complete the Acquisition on or prior to March 21, 2012, or if, prior to such date, the Acquisition Agreement is terminated, we will be obligated to redeem all of the Notes on the special mandatory redemption date (as defined herein) at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. See "Description of the Notes—Special Mandatory Redemption." The proceeds from this offering will not be deposited into an escrow account and you will not receive a security interest in such proceeds.

The Notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. The Notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

Investing in the Notes involves risks. See "Risk Factors" beginning on page S-9 for a discussion of certain risks that should be considered in connection with an investment in the Notes.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discounts and commissions	Proceeds to us, before expenses
Per Floating Rate Note due 2013	100%	0.35%	99.65%
Total	$250,000,000	$875,000	$249,125,000
Per Note due 2016	99.857%	0.60%	99.257%
Total	$299,571,000	$1,800,000	$297,771,000
Per Note due 2021	99.653%	0.65%	99.003%
Total	$448,438,500	$2,925,000	$445,513,500

(1)
Plus accrued interest, if any, from August 23, 2011, if settlement occurs after that date.

Interest on the Notes will accrue from August 23, 2011 to the date of delivery. The Notes will be issued only in fully registered form, without coupons, and in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. The Notes will not be listed on any securities exchange. There is currently no public market for the Notes.

Securities entitlements with respect to the Notes will be credited on or about August 23, 2011, in book-entry form through the facilities of The Depository Trust Company to the accounts of its participants, including Clearstream Banking, societe anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on behalf of the purchasers.

Joint Book-Running Managers

Morgan Stanley	Citigroup	Wells Fargo Securities	Mitsubishi UFJ Securities

Co-Managers

COMMERZBANK	PNC Capital Markets LLC	Goldman, Sachs & Co.	HSBC	J.P. Morgan	TD Securities

August 16, 2011

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of such documents, as the case may be. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement contains the terms of this offering of Notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in making your investment decision.

        Unless otherwise stated or the context indicates otherwise, references in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to "DENTSPLY International Inc.," "DENTSPLY," "we," "our" and "us" refer to DENTSPLY International Inc. and its consolidated subsidiaries.

PRESENTATION OF FINANCIAL INFORMATION

        The consolidated financial statements of DENTSPLY International Inc. incorporated by reference herein have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). The consolidated financial statements of Astra Tech incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). IFRS differs from US GAAP in a number of significant respects. See "Unaudited Pro Forma Combined Financial Information" and "Summary of Significant Differences Between IFRS and US GAAP."

        All references to "$" and "dollars" in this prospectus supplement are to U.S. dollars.

S-ii

SUMMARY

        This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the Notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled "Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and the financial statements and the notes thereto and the related management's discussion and analysis incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

DENTSPLY International Inc.

        DENTSPLY International Inc. is a Delaware corporation that dates its history to 1899. We believe we are the world's largest designer, developer, manufacturer and marketer of a broad range of professional dental products, with a primary focus on dental consumable products, dental laboratory products and dental specialty products.

        Our worldwide headquarters and executive offices are located in York, Pennsylvania and we operate in more than 120 other countries, principally through our foreign subsidiaries. We have strategically located distribution centers to enable us to better serve our customers and increase our operating efficiency. While the United States and Europe are our largest markets, we have a significant market presence in Canada, Central and South America, South Africa and the Pacific Rim and have also established marketing activities in Russia to serve the countries of the Commonwealth of Independent States.

        Our principal executive office is located at 221 West Philadelphia Street, York, Pennsylvania 17405-0872 and our telephone number is (717) 845-7511.

Principal Products

        Our dental products are organized into three main categories:

        Dental consumable products consist of dental sundries and small equipment used in dental offices by general practitioners in the treatment of patients. We manufacture a wide variety of different dental sundry consumable products marketed under more than 100 brand names. Our dental sundry products within this category include dental anesthetics, prophylaxis paste, dental sealants, impression materials, restorative materials, tooth whiteners and topical fluoride. Small equipment products in the dental consumable category consist of various durable goods used in dental offices for treatment of patients and include high and low speed handpieces, intraoral curing light systems, dental diagnostic systems, and ultrasonic scalers and polishers.

        Dental laboratory products are used in the preparation of dental appliances by dental laboratories. Our products within this category include dental prosthetics, artificial teeth, precious metal dental alloys, dental ceramics, and crown and bridge materials. This category also includes fabricated dental appliances, computer aided design software and centralized manufacturing of frameworks. Equipment in this category includes computer aided machining ceramic systems and porcelain furnaces.

        Dental specialty products are specialized treatment products used within the dental office and laboratory settings. Our products within this category include endodontic instruments and materials, implants and related products, bone grafting materials, 3D digital implantology, and orthodontic appliances and accessories.

Markets, Sales and Distribution

        We distribute approximately 55% of our dental products through domestic and foreign distributors, dealers and importers. However, certain highly technical products such as precious metal dental alloys, dental ceramics, crown and bridge porcelain products, endodontic instruments and materials, orthodontic appliances, implants, and bone substitute and grafting materials are sold directly to dentists, dental hygienists, dental assistants, dental laboratories and dental schools, who are the end-users of our products. As part of this end-user "pull through" marketing approach, we employ approximately 2,800 highly trained, product-specific sales and technical staff to provide comprehensive marketing and service tailored to the particular sales and technical support requirements of the distributors, dealers and end-users. Additionally, we train laboratory technicians, dental hygienists, dental assistants and dentists in the proper use of our products and introduce them to the latest technological developments at our educational courses located throughout the world. We also maintain ongoing relationships with various dental associations and recognized worldwide opinion leaders in the dental field.

        We believe that demand in a given geographic market for dental procedures and products vary according to the stage of social, economic and technical development of the particular market. Geographic markets for our dental products can be categorized into two stages of development: (i) highly developed markets that demand the most advanced dental procedures and products and have the highest level of expenditures for dental care, which include the United States, Canada, Western Europe, Japan and Australia, and (ii) emerging markets that reflect more modest per capita expenditures for dental care, which include Central America, South America, Eastern Europe, Pacific Rim, Middle East and Africa. We offer products and equipment for use in markets at both of these stages of development and believe that demand for more technically advanced products will increase as each of these markets develop. We believe that our recognized brand names, high quality and innovative products, technical support services and strong international distribution capabilities position us well to take advantage of any opportunities for growth in all of the markets that we serve.

Recent Developments

  Acquisition of Astra Tech

        On June 22, 2011, we announced that we had entered into the Acquisition Agreement with Astra Tech International AB relating to the acquisition by us of the entire issued share capital of Astra Tech, a wholly owned subsidiary of Astra Tech International AB, for $1.785 billion. Astra Tech is a leading developer, manufacturer and marketer of dental implants, customized implant abutments and consumable medical devices in the urology and surgery market segments. Astra Tech operates through two divisions: Astra Tech Dental and Astra Tech Healthcare. Astra Tech Dental offers a comprehensive portfolio of clinically supported dental implants and abutments. Astra Tech Healthcare is a leading provider of hydrophilic intermittent catheters.

        We expect that the Acquisition will be completed by December 31, 2011. The Acquisition Agreement provides that the Acquisition is conditioned on the receipt of certain regulatory approvals and the absence of a Material Adverse Change (as defined in the Acquisition Agreement) of Astra Tech prior to the closing of the Acquisition.

        If we do not complete the Acquisition on or prior to March 21, 2012, or if, prior to such date, the Acquisition Agreement is terminated, we will be obligated to redeem all of the Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. See "Description of the Notes—Special Mandatory Redemption."

  New Revolving Credit Facility

        On July 27, 2011, we entered into a five-year revolving credit facility (the "Revolving Credit Facility") in an aggregate amount of $500.0 million, with lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank., N.A., as co-documentation agents, and Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners. The Revolving Credit Facility will be used solely to provide working capital from time to time for us and certain of our subsidiaries and for general corporate purposes. The Revolving Credit Facility replaced our revolving credit facility that was entered into in May 2010.

The Offering

        The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus supplement and the "Description of Debt Securities" section of the accompanying prospectus contain a more detailed description of the terms and conditions of the Notes. For purposes of this "Offering" section of the prospectus supplement summary, the terms "DENTSPLY International Inc.," "we," "us" and "our" refer to DENTSPLY International Inc., and not its consolidated subsidiaries.

Issuer	DENTSPLY International Inc.
Securities Offered	$250,000,000 aggregate principal amount of Floating Rate Senior Notes due 2013.
$300,000,000 aggregate principal amount of 2.750% Senior Notes due 2016.
$450,000,000 aggregate principal amount of 4.125% Senior Notes due 2021.
Maturity Dates	August 15, 2013 for the Floating Rate Notes.
August 15, 2016 for the Notes due 2016.
August 15, 2021 for the Notes due 2021.
Interest Rates	The Floating Rate Notes will bear interest from August 23, 2011. Interest on the Floating Rate Notes will be determined as set forth under "Description of the Notes—Interest—Floating Rate Notes."
The Notes due 2016 will bear interest from August 23, 2011 at the rate of 2.750% per annum.
The Notes due 2021 will bear interest from August 23, 2011 at the rate of 4.125% per annum.
Interest Payment Dates	Interest on the Floating Rate Notes is payable on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2011.
Interest on the Notes due 2016 and the Notes due 2021 is payable on February 15 and August 15 of each year, commencing on February 15, 2012.
Ranking
The Notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. The Notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

On a pro forma basis to give effect to the adjustments included in the pro forma combined financial information set forth under "Unaudited Pro Forma Combined Financial Information," including the issuance of the Notes offered hereby, as of June 30, 2011:
• we would have had approximately $1.85 billion of total long-term indebtedness (including the Notes), all of which would constitute unsubordinated indebtedness;
• we would not have had any secured indebtedness; and

•       our subsidiaries (including Astra Tech) would have had approximately $968.6 million of liabilities (including trade payables but excluding intercompany debt) to which the Notes would have been structurally subordinated.

Use of Proceeds	We intend to use the net proceeds from this offering to fund a portion of the $1.785 billion purchase price for the Acquisition. See "Use of Proceeds."
Optional Redemption
We may redeem some or all of the Notes due 2016 and the Notes due 2021 at the times and at the "make-whole" prices discussed under "Description of the Notes—Optional Redemption." In addition, at any time on or after May 15, 2021, we may redeem some or all of the Notes due 2021 at a redemption price equal to 100% of the aggregate principal amount of the Notes due 2021 to be redeemed plus accrued and unpaid interest thereon to, but not including, the date of redemption.
Change of Control
If a Change of Control Triggering Event occurs with respect to a particular series of Notes, we will be required to make an offer to purchase the Notes of such series from holders at a price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest thereon to, but not including, the date of repurchase, unless we have previously exercised our right to redeem the Notes of such series. See "Description of the Notes—Change of Control."
Special Mandatory Redemption
In the event we do not complete the Acquisition on or prior to March 21, 2012, or if, prior to such date, the Acquisition Agreement is terminated, we will be obligated to redeem all of the Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. The "special mandatory redemption date" means the earlier to occur of (1) April 11, 2012 or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Acquisition Agreement for any reason. See "Description of the Notes—Special Mandatory Redemption."

Further Issuances	We may from time to time, without the consent of the holders of the Notes, issue additional Notes of any series having the same ranking and the same interest rate, maturity and other terms as the Notes of the applicable series (except for the issue date, issue price and, in some cases, the first interest payment date). Any additional Notes of any such series will constitute a single series under the indenture with the Notes of such series being offered hereby. Additional Notes may constitute a separate issuance for United States federal income tax purposes.
Sinking Fund	None.
Trustee	Wells Fargo Bank, National Association.
Governing Law	The internal laws of the State of New York.
Risk Factors
You should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. In particular, you should evaluate the information set forth under "Risk Factors" before deciding whether to invest in the Notes.

Summary Historical and Unaudited Pro Forma Combined Financial Information

        The following summary historical financial information for the years ended December 31, 2010, 2009 and 2008 and as of December 31, 2010 and 2009 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary historical financial information as of and for the six months ended June 30, 2011 and for the six months ended June 30, 2010 has been derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Such interim consolidated financial information reflects all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for the fair presentation of the results for those periods. The interim consolidated financial information is not necessarily indicative of the results that may be obtained for a full year.

        The pro forma combined financial information reflects preliminary accounting adjustments, including a preliminary estimate to reflect the fair value of the assets acquired and liabilities assumed in connection with the Acquisition. The pro forma combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the Acquisition or the related financing transactions occurred at an earlier date. The pro forma combined financial information also should not be considered representative of our future financial condition or results of operations. See "Unaudited Pro Forma Combined Financial Information" for a description of the adjustments reflected in the pro forma combined financial information.

        In addition to the pro forma adjustments, various other factors will have an effect on our financial condition and results of operations, both before and after the closing of the Acquisition. You should read the summary historical and unaudited pro forma combined financial information in conjunction with the information appearing under "Risk Factors" and "Unaudited Pro Forma Combined Financial Information" in this prospectus supplement, and in conjunction with our consolidated financial statements and the related notes and the consolidated financial statements and related notes of Astra Tech incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Documents Incorporated by Reference."

	Pro Forma	Historical
	Six Months Ended June 30,	Six Months Ended June 30,
	2011	2011	2010
	(in thousands, except per share amounts)
Statement of Operations Data:
Net sales	$1,479,567	$1,179,946	$1,111,030
Cost of products sold	679,296	565,111	541,397

Gross profit	800,271	614,835	569,633
Selling, general and administrative expenses	574,180	411,751	370,417
Restructuring and other costs	7,496	7,496	4,923

Operating income	218,595	195,588	194,293
Other income and expenses:
Interest expense	37,185	11,913	12,406
Interest income	(5,578)	(4,258)	(1,614)
Other expense (income), net	1,504	1,504	1,667

Income before income taxes	185,484	186,429	181,834
Provision for income taxes	39,191	41,669	46,297
Equity in net loss of unconsolidated affiliated company	93	93	—

Net income	146,386	144,853	135,537
Less: Net income attributable to non-controlling interests	1,533	1,533	1,308

Net income attributable to DENTSPLY International	144,853	$143,320	$134,229

Earnings per share of common stock:
Basic	$1.02	$1.01	$0.92
Diluted	1.01	1.00	0.91

		Historical
	Pro Forma
		Year Ended December 31,
	Year Ended December 31, 2010
		2010	2009	2008
	(in thousands, except per share amounts)
Statement of Operations Data:
Net sales	$2,755,300	$2,221,014	$2,159,378	$2,191,465
Cost of products sold	1,294,035	1,090,856	1,053,015	1,043,565

Gross profit	1,461,265	1,130,158	1,106,363	1,147,900
Selling, general and administrative expenses	1,031,226	738,901	718,230	735,084
Restructuring and other costs	10,984	10,984	6,890	32,355

Operating income	419,055	380,273	381,243	380,461
Other income and expenses:
Interest expense	76,640	25,089	21,896	32,527
Interest income	(5,644)	(4,254)	(5,032)	(17,089)
Other expense (income), net	1,782	1,782	1,023	10,150

Income before income taxes	346,277	357,656	363,356	354,873
Provision for income taxes	75,828	89,225	88,944	71,603
Equity in net loss of unconsolidated affiliated company	(1,096)	(1,096)	—	—

Net income	269,353	267,335	274,412	283,270
Less: Net income attributable to non-controlling interests	1,627	1,627	154	(599)

Net income attributable to DENTSPLY International	$267,726	$265,708	$274,258	$283,869

Earnings per share of common stock:
Basic	$1.86	$1.85	$1.85	$1.90
Diluted	1.83	1.82	1.83	1.87

	Pro Forma	Historical
			December 31,
	June 30, 2011	June 30, 2011
			2010	2009
	(in thousands)
Balance Sheet Data:
Assets
Cash and cash equivalents	$63,689	$671,710	$540,038	$450,348
Accounts and notes receivables-trade, net	519,481	404,661	344,796	348,684
Inventories, net	429,603	337,200	308,738	291,640
Total current assets	1,159,383	1,552,413	1,315,045	1,217,796
Property, plant and equipment, net	600,617	442,957	423,105	439,619
Goodwill, net	2,359,109	1,391,289	1,303,055	1,312,596
Total assets	5,210,556	3,656,643	3,257,951	3,087,932
Liabilities and Equity
Total current liabilities	528,622	430,426	360,091	444,556
Long-term debt	1,854,873	654,873	604,015	387,151
Total liabilities	3,137,612	1,575,410	1,348,039	1,180,974
Total equity	2,072,944	2,081,233	1,909,912	1,906,958
Total liabilities and equity	5,210,556	3,656,643	3,257,951	3,087,932

RISK FACTORS

        In considering whether to invest in the Notes, you should carefully consider all of the information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. In particular, before deciding whether to invest in the Notes, you should carefully consider the risk factors described below, the discussion of risks relating to our business under the caption "Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and the factors listed under "Special Note Regarding Forward-Looking Statements" in the accompanying prospectus. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations, and the risks described below and in the documents incorporated by reference may also adversely affect our business in ways we have not described or do not currently anticipate. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. In such case, you may lose all or part of your original investment.

Risk Factors Relating to the Notes

The Notes are unsecured.

        The Notes are unsecured. The indenture for the Notes does not restrict our ability to incur additional indebtedness, including secured indebtedness generally. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding involving us.

The Notes are structurally subordinated to all liabilities of our subsidiaries.

        None of our subsidiaries has guaranteed or otherwise become obligated with respect to the Notes. Accordingly, our right to receive assets from any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the Notes to participate in those assets, is structurally subordinated to claims of that subsidiary's creditors, including trade creditors. The indenture governing the Notes does not restrict the amount of debt that our subsidiaries may incur. On a pro forma basis to give effect to the adjustments included in the pro forma combined financial information set forth under "Unaudited Pro Forma Combined Financial Information," including the issuance of the Notes offered hereby, as of June 30, 2011, our subsidiaries (including Astra Tech) would have had approximately $968.6 million of liabilities (including trade payables but excluding intercompany debt) to which the Notes would have been structurally subordinated.

We require cash from our subsidiaries to make payments on the Notes.

        Our operations are substantially conducted through our subsidiaries. As a result, the cash flow and the consequent ability to service our indebtedness, including the Notes, is in large part dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon the payment of funds to us by those subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make funds available to us, whether by dividends, loans or other payments, except to the extent that there are enforceable inter-company obligations created in the future. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. In addition, as described above, as an equity holder of our subsidiaries, our ability to participate in any distribution of assets of any subsidiary is "structurally subordinate" to the claims of the creditors of that subsidiary. If we are unable to obtain cash from our subsidiaries, we may be unable to fund required payments in respect of the Notes.

        In addition, our ability to repatriate cash generated by our foreign operations or borrow from our foreign subsidiaries may be limited by tax, foreign exchange or other laws. Foreign tax laws may affect our ability to repatriate cash from foreign subsidiaries. Foreign earnings may be subject to withholding requirements for foreign taxes. Cash we hold in foreign entities may become subject to exchange controls that prevent such cash from being converted into other currencies, including U.S. dollars. If our ability to repatriate cash generated by our foreign operations or borrow from our foreign subsidiaries is limited by tax, foreign exchange or other laws, our ability to make payments on our debt, including amounts due under the Notes, would be harmed.

An active trading market for the Notes may not develop.

        There is currently no public market for the Notes. We have not applied and do not intend to apply to list the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in each series of the Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion. We cannot assure you that an active trading market for any series of the Notes will develop, be maintained or be liquid. If an active trading market for a series of the Notes does not develop, is not maintained or is not liquid, the market price of such Notes may be adversely affected.

We cannot assure you as to the market price for the Notes.

        If you are able to resell your Notes, the price you receive will depend on many factors that may vary over time, including:

  •
  our credit ratings;

  •
  the number of potential buyers of the Notes;

  •
  the level of liquidity of the Notes;

  •
  our financial performance;

  •
  the amount of total indebtedness we have outstanding;

  •
  the level, direction and volatility of market interest rates and credit spreads generally;

  •
  the market for similar securities;

  •
  the repayment and redemption features of the Notes; and

  •
  the time remaining until your Notes mature.

        As a result of these and other factors, you may be able to sell your Notes only at a price below that which you believe to be appropriate, including a price below the price you paid for them.

There is no limit on our ability to issue additional Notes of any series.

        Under the terms of the indenture under which the Notes will be issued, we may issue additional Notes of a particular series without the consent of the holders of the Notes of such series outstanding at the time of the issuance. Any such additional Notes, together with all other outstanding Notes of that series, will constitute a single series of Notes under the indenture, including for voting purposes should a vote or consent of holders be sought.

Following the closing of the Acquisition, we will have a significant amount of indebtedness. A breach of the covenants under our debt instruments outstanding from time to time could result in an event of default under the applicable agreement.

        Following the closing of the Acquisition, we will have a significant amount of indebtedness. On a pro forma basis to give effect to the adjustments included in the pro forma combined financial information set forth under "Unaudited Pro Forma Combined Financial Information," including the issuance of the Notes offered hereby, as of June 30, 2011, we would have had $1.86 billion of indebtedness. We also have the ability to incur up to $500.0 million of indebtedness under the Revolving Credit Facility, and may incur significantly more indebtedness in the future.

        Our level of indebtedness and related debt service obligations could have negative consequences, including:

  •
  making it more difficult for us to satisfy our obligations with respect to the Notes and our other indebtedness;

  •
  requiring us to dedicate significant cash flow from operations to the payment of principal and interest on our indebtedness, which would reduce the funds we have available for other purposes, including working capital, capital expenditures and acquisitions; and

  •
  reducing our flexibility in planning for or reacting to changes in our business and market conditions.

        Our current indebtedness contains a number of covenants and financial ratios, which we are required to satisfy. Under the agreements governing our 4.11% Senior Notes due 2016, we will be required to maintain a ratio of consolidated debt to consolidated EBITDA of less than or equal to 4.00 to 1.00 during the period commencing on the date we consummate the Acquisition and ending on the last day of the fourth full fiscal quarter following the date we consummate the Acquisition. Following such period, we will be required to maintain a ratio of consolidated debt to consolidated EBITDA of less than or equal to 3.50 to 1.00. We may need to reduce the amount of our indebtedness outstanding from time to time in order to comply with such ratio, but no assurance can be given that we will be able to do so. Our failure to maintain such ratio or a breach of the other covenants under our debt instruments outstanding from time to time could result in an event of default under the applicable agreement. Such a default may allow the creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies.

Our ability to repurchase Notes upon a change of control may be limited.

        Upon the occurrence of a Change of Control Repurchase Event (as defined below) in respect of a particular series of Notes, each holder of Notes of such series will have the right to require us to repurchase the holder's Notes of such series, unless we have exercised our right to redeem such Notes as described under "Description of the Notes—Optional Redemption." If a Change of Control Repurchase Event were to occur, but we did not have sufficient funds to pay the repurchase price for all of the Notes that were tendered, that failure would constitute an event of default under the indenture governing the Notes. A change of control may also require us to make an offer to purchase certain of our other indebtedness and may give rise to an event of default under our credit facilities. We may not have sufficient funds to purchase all of the affected indebtedness and repay the amounts owing under our credit facilities.

We may be unable to redeem the Notes in the event of a special mandatory redemption.

        In the event we do not complete the Acquisition on or prior to March 21, 2012, or if, prior to such date, the Acquisition Agreement is terminated, we will be obligated to redeem all of the Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. See "Description of the Notes—Special Mandatory Redemption." We are not obligated to place the proceeds of the offering of the Notes in escrow prior to the closing of the Acquisition or to provide a security interest in those proceeds, and there are no other restrictions on our use of these proceeds during such time. Accordingly, we will need to fund any special mandatory redemption using proceeds that we have voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to purchase all of the Notes.

In the event of a special mandatory redemption, holders of the Notes may not obtain their expected return on such Notes.

        If we redeem the Notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the Notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the Notes, the trading prices of the Notes may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the special mandatory redemption provisions as long as the Acquisition closes, nor will you have any right to require us to repurchase your Notes if, between the closing of this offering and the closing of the Acquisition, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Acquisition Agreement change, including in material respects.

Risk Factors Relating to the Acquisition

The acquisition of Astra Tech and the integration of the Astra Tech business may not occur as planned.

        The success of the Acquisition will depend, in part, on our ability to realize anticipated synergies, growth opportunities and cost savings from integrating the Astra Tech business with our existing business. The integration process may be complex, costly and time-consuming. The actual operational benefits arising from the Acquisition may be inferior to those expected by us or may take more time than expected to accrue, which could have a significant adverse impact on our revenue and earnings growth rates. The integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, potential unanticipated liabilities and costs and the possible loss of key employees. The diversion of the attention of management from our current operations to the integration effort and any difficulties encountered in combining the operations of the two companies could adversely affect our business, financial condition and results of operations.

USE OF PROCEEDS

        We expect to receive net proceeds from this offering of approximately $990.4 million, after expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering to fund a portion of the $1.785 billion purchase price for the Acquisition. Prior to the closing of the Acquisition, we intend to invest the net proceeds from this offering in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments or demand deposit accounts insured by the Federal Deposit Insurance Corporation. The net proceeds from this offering will not be deposited into an escrow account and you will not receive a security interest in such proceeds.

        If we do not complete the Acquisition on or prior to March 21, 2012, or if, prior to such date, the Acquisition Agreement is terminated, we will be obligated to redeem all of the Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. See "Description of the Notes—Special Mandatory Redemption."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2011 (i) on an actual basis and (ii) on a pro forma basis to give effect to the adjustments included in the pro forma combined financial information set forth under "Unaudited Pro Forma Combined Financial Information," including the issuance of the Notes offered hereby.

        The information below is not necessarily indicative of what our cash and cash equivalents and capitalization would have been had the Acquisition closed as of June 30, 2011. This table should be read in conjunction with "Unaudited Pro Forma Combined Financial Information" and in conjunction with our consolidated financial statements and the related notes and the consolidated financial statements and related notes of Astra Tech incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Documents Incorporated by Reference."

	As of June 30, 2011
	Actual	Pro forma(1)
	(in thousands)
Cash and cash equivalents	$671,710	$63,689

Long-term debt:
Long-term debt entered into in connection with the Acquisition:
Floating Rate Senior Notes due 2013	$—	$250,000
2.750% Senior Notes due 2016	—	300,000
4.125% Senior Notes due 2021	—	450,000
Additional commercial paper borrowings	—	200,000

Total long-term debt entered into in connection with the Acquisition	—	1,200,000
Other long-term debt	654,873	654,873

Total long-term debt	654,873	1,854,873
Total equity	2,081,233	2,072,944

Total capitalization	$2,736,106	$3,927,817

(1)
For information on the pro forma adjustments, see "Unaudited Pro Forma Combined Financial Information."

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma combined statements of operations for the year ended December 31, 2010 and for the six month period ended June 30, 2011 give effect to the Acquisition and related financing transactions as if they had occurred on the first day of the earliest period presented. The following unaudited pro forma combined balance sheet at June 30, 2011 gives effect to the Acquisition and the related financing transactions as if they had occurred on June 30, 2011.

        As a subsidiary of its parent and ultimate holding company, Astra Zeneca Plc, Astra Tech did not historically prepare and report separate financial statements; rather the financial results of Astra Tech were reported as part of the consolidated financial statements of Astra Zeneca Plc. To comply with the requirements of the SEC, financial information concerning Astra Tech's business and financial condition has been audited and reported separately from its parent for the period January 1, 2010 through December 31, 2010. Additionally, the financial information concerning Astra Tech's business and financial condition has been reported separately from its parent for the period January 1, 2011 through June 30, 2011. These financial statements are included in DENTSPLY's Current Report on Form 8-K, filed with the SEC on August 15, 2011 and incorporated herein by reference.

        The unaudited pro forma combined financial information is based on the historical financial statements of DENTSPLY, the historical financial statements of Astra Tech and various adjustments and related assumptions, which are described in the notes to the statements below. DENTSPLY has performed a preliminary valuation analysis to determine the fair market values of the Astra Tech assets to be acquired and liabilities to be assumed, and, accordingly, the pro forma combined financial statements include a preliminary estimate to reflect the fair value of those assets acquired and liabilities assumed. Once this valuation analysis is finalized, the estimate of fair value of assets acquired and liabilities assumed may be adjusted. These adjustments may be material.

        The unaudited pro forma combined financial information:

  •
  Does not purport to represent what the consolidated results of operations actually would have been if the Acquisition and related financing transactions had occurred on the first day of the earliest period presented or what those results will be for any future periods or what the consolidated balance sheet would have been if the Acquisition and related financing transactions had occurred on June 30, 2011. The pro forma adjustments are based on information current as at August 15, 2011; and

  •
  Has not been adjusted to reflect any matters not directly attributable to implementing the Acquisition. No adjustment, therefore, has been made for actions which may be taken once the Acquisition has closed, such as any of DENTSPLY's integration plans related to Astra Tech. As a result, the actual amounts recorded in the consolidated financial statements of DENTSPLY may differ from the amounts reflected in the unaudited pro forma combined financial statements, and the differences may be material.

        The unaudited pro forma combined financial statements have been compiled from the following sources:

  •
  Financial information of DENTSPLY has been prepared under US GAAP and has been derived from (i) DENTSPLY's audited consolidated statements of operations for the year ended December 31, 2010 contained in DENSTPLY's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC and incorporated herein by reference, and (ii) DENTSPLY's unaudited consolidated statements of operations for the six months ended June 30, 2011 and the unaudited consolidated balance sheet as at June 30, 2011 contained in DENTSPLY's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC and incorporated herein by reference.

  •
  Financial information of Astra Tech has been prepared under IFRS and has been derived, except for currency translation as noted below, from (i) Astra Tech's audited consolidated statement of operations for the period January 1, 2010 through December 31, 2010, and (ii) Astra Tech's unaudited consolidated statement of operations for the period January 1, 2011 through June 30, 2011 and balance sheet as at June 30, 2011, each of which is included in DENTSPLY's Current Report on Form 8-K, filed with the SEC on August 15, 2011 and incorporated herein by reference.

        In order to comply with applicable SEC regulations, unaudited adjustments have been made to align Astra Tech financial information presented under IFRS with the DENTSPLY financial statements presented under US GAAP. The basis for these preliminary adjustments is explained in the notes to the pro forma combined financial statements.

        Astra Tech presents its financial information in Swedish krona ("SEK"). The historical Astra Tech financial information and certain adjustments have been translated from Swedish krona to U.S. dollars using DENTSPLY's historic exchange rates. The average exchange rates applicable during the periods presented for the unaudited pro forma combined statements of operations and the period end exchange rate applicable for the unaudited pro forma combined balance sheet are:

		US$/SEK
Year ended December 31, 2010	Average Spot Rate	0.139037474
Six months ended June 30, 2011	Average Spot Rate	0.157910421
At June 30, 2011	Period End Rate	0.158375699

        The following unaudited pro forma combined financial statements and the notes thereto should be read in conjunction with:

  •
  the consolidated financial statements of DENTSPLY for the year ended December 31, 2010 and for the six months ended June 30, 2011, and the notes relating thereto, which are incorporated herein by reference;

  •
  the consolidated financial statements of Astra Tech for the period January 1, 2010 through December 31, 2010 and for the period January 1, 2011 through June 30, 2011, and the notes relating thereto, which are incorporated herein by reference; and

  •
  the section of this prospectus supplement entitled "Summary of Significant Differences between IFRS and US GAAP."

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2010

(in thousands, except per share amounts)

	DENTSPLY International Inc.	Astra Tech IFRS (In SEK)	Astra Tech IFRS (In US$)	Pro Forma US GAAP Adjustments (Note 3)	Pro Forma Adjustments	Note	Pro Forma Combined
Net sales	$2,221,014	3,871,219	$538,245	$—	$(3,959)	4(h)	$2,755,300
Cost of products sold	1,090,856	1,208,278	167,996	31,546	3,637	3(c),4(c)(d)	1,294,035

Gross profit	1,130,158	2,662,941	370,249	(31,546)	(7,596)		1,461,265
Selling, general and administrative expenses	738,901	2,163,764	300,844	(30,434)	21,915	3(c), 4(c)(d)	1,031,226
Restructuring and other costs	10,984	—	—	—	—		10,984

Operating income	380,273	499,177	69,405	(1,112)	(29,511)		419,055
Other income and expenses:
Interest expense	25,089	13,296	1,849	(1,112)	50,814	3(c),4(e)	76,640
Interest income	(4,254)	(10,000)	(1,390)	—	—		(5,644)
Other expense (income), net	1,782	—	—	—	—		1,782

Income before income taxes	357,656	495,881	68,946	—	(80,325)		346,277
Provision for income taxes	89,225	100,312	13,947	—	(27,344)	4(f)	75,828
Equity in net loss of unconsolidated affilated company	(1,096)	—	—	—	—		(1,096)

Net income	267,335	395,569	54,999	—	(52,981)		269,353
Less: Net income attributable to noncontrolling interests	1,627	—	—	—	—		1,627

Net income attributable to DENTSPLY International	$265,708	395,569	$54,999	$—	$(52,981)		$267,726

Weighted average common shares outstanding:
Basic	143,980						143,980
Diluted	145,985						145,985
Earnings per common share:
Basic	$1.85						$1.86
Diluted	$1.82						$1.83

The accompanying notes are an integral part of these pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2011

(in thousands, except per share amounts)

	DENTSPLY International Inc.	Astra Tech IFRS (In SEK)	Astra Tech IFRS (In US$)	Pro Forma US GAAP Adjustments (Note 3)	Pro Forma Adjustments	Note	Pro Forma Combined
Net sales	$1,179,946	1,914,165	$302,267	$—	$(2,646)	4(h)	$1,479,567
Cost of products sold	565,111	588,230	92,888	19,629	1,668	3(c), 4(c)(d)	679,296

Gross profit	614,835	1,325,935	209,379	(19,629)	(4,314)		800,271
Selling, general and administrative expenses	411,751	1,107,620	174,905	(18,930)	6,454	3(c), 4(c)(d)(k)	574,180
Restructuring and other costs	7,496	—	—	—	—		7,496

Operating income	195,588	218,315	34,474	(699)	(10,768)		218,595
Other income and expenses:
Interest expense	11,913	6,108	965	(699)	25,006	3(c),4(e)	37,185
Interest income	(4,258)	(8,357)	(1,320)	—	—		(5,578)
Other expense (income), net	1,504	—	—	—	—		1,504

Income before income taxes	186,429	220,564	34,829	—	(35,774)		185,484
Provision for income taxes	41,669	58,585	9,251	—	(11,729)	4(f)	39,191
Equity in net loss of unconsolidated affilated company	93	—	—	—	—		93

Net income	144,853	161,979	25,578	—	(24,045)		146,386
Less: Net income attributable to noncontrolling interests	1,533	—	—	—	—		1,533

Net income attributable to DENTSPLY International	$143,320	161,979	$25,578	$—	$(24,045)		$144,853

Weighted average common shares outstanding:
Basic	141,331						141,331
Diluted	143,691						143,691
Earnings per common share:
Basic	$1.01						$1.02
Diluted	$1.00						$1.01

The accompanying notes are an integral part of these pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AT JUNE 30, 2011

(In thousands, except per share amounts)

	DENTSPLY International Inc.	Astra Tech IFRS (In SEK)	Astra Tech IFRS (In US$)	Pro Forma US GAAP Adjustments (Note 3)	Pro Forma Adjustments	Note	Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$671,710	1,289,224	$204,182	$—	$(812,203)	4(a)(j)	$63,689
Accounts and notes receivables-trade, net	404,661	779,680	123,482	(5,631)	(3,031)	3(c),4(h)(i)	519,481
Inventories, net	337,200	340,323	53,899	—	38,504	4(b)	429,603
Prepaid expenses and other current assets	138,842	13,494	2,137	5,631	—	3(c)	146,610

Total Current Assets	1,552,413	2,422,721	383,700	—	(776,730)		1,159,383
Property, plant and equipment, net	442,957	958,978	151,879	—	5,781	4(b)	600,617
Identifiable intangible assets, net	86,770	740,683	117,306	—	680,200	4(b)	884,276
Goodwill, net	1,391,289	62,000	9,819	—	958,001	4(b)	2,359,109
Other noncurrent assets, net	183,214	67,919	10,757	—	13,200	4(a)	207,171

Total Assets	$3,656,643	4,252,301	$673,461	$—	$880,452		$5,210,556

Liabilities and Equity
Current Liabilities:
Accounts payable	$113,870	160,427	$25,408	$—	$(809)	4(h)	$138,469
Accrued liabilities	283,616	427,680	67,734	—	—		351,350
Income taxes payable	24,440	—	—	—	5,903	4(f)	30,343
Notes payable and current portion of long-term debt	8,500	—	—	—	—		8,500

Total Current Liabilities	430,426	588,107	93,142	—	5,094		528,662
Long-term debt	654,873	—	—	—	1,200,000	4(a)	1,854,873
Deferred income taxes	81,324	295,587	46,814	—	180,413	4(b)	308,551
Other noncurrent liabilities	408,787	1,276,976	202,242	—	(165,503)	4(j)	445,526

Total Liabilities	1,575,410	2,160,670	342,198	—	1,220,004		3,137,612

Commitments and contingencies
Equity:
Preferred stock, $.01 par value	—	—
Common stock, $.01 par value	1,628	1,000	158	—	(158)	4(g)	1,628
Capital in excess of par value	227,071	—	—	—	—		227,071
Retained earnings	2,449,463	2,188,754	346,645	4,291	(359,225)	3(a),4(g)	2,441,174
Accumulated other comprehensive income	103,513	(98,123)	(15,540)	(4,291)	19,831	3(a),4(g)	103,513
Treasury stock, at cost	(739,445)	—	—	—	—		(739,445)

Total DENTSPLY International Equity	2,042,230	2,091,631	331,263	—	(339,552)		2,033,941

Noncontrolling interests	39,003	—	—	—	—		39,003

Total Equity	2,081,233	2,091,631	331,263	—	(339,552)		2,072,944

Total Liabilities and Equity	$3,656,643	4,252,301	$673,461	$—	$880,452		$5,210,556

The accompanying notes are an integral part of these pro forma combined financial statements.

Notes to Pro Forma Combined Financial Statements

NOTE 1. BASIS OF PRESENTATION

        The unaudited pro forma financial information has been compiled from underlying historical financial statements prepared in accordance with US GAAP and IFRS, as applicable, and reflects the Acquisition as well as certain related financing transactions, including the issuance of the Notes.

        The unaudited pro forma financial information should be read in conjunction with the underlying financial information from which it was derived: (a) the audited consolidated statement of operations of DENTSPLY for the year ended December 31, 2010, the unaudited consolidated statement of operations of DENTSPLY for the six months ended June 30, 2011 and the unaudited consolidated balance sheet of DENTSPLY as at June 30, 2011, each prepared in accordance with US GAAP, and (b) the audited consolidated statement of operations of Astra Tech for the period January 1, 2010 through December 31, 2010, the unaudited consolidated statement of operations of Astra Tech for the period January 1, 2011 through June 30, 2011 and the unaudited consolidated balance sheet of Astra Tech as at June 30, 2011, each prepared in accordance with IFRS.

        The underlying financial information of DENTSPLY has been derived from the audited consolidated financial statements of DENTSPLY contained in DENTSPLY's Annual Report on Form 10-K for the year ended December 31, 2011 and the unaudited consolidated financial statements of DENTSPLY contained in DENTSPLY's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, both filed with the SEC and incorporated by reference herein. The underlying financial information for Astra Tech has been derived from the audited consolidated financial statements of Astra Tech for the year ended December 31, 2010 and the unaudited consolidated financial statements of Astra Tech for the six months ended June 30, 2011, both of which are included in DENTSPLY's Current Report Form 8-K filed with the SEC on August 15, 2011 and incorporated by reference herein.

        The transaction with Astra Tech has been treated as a business combination, with DENTSPLY as the acquirer and Astra Tech as the acquiree, assuming that the Acquisition and the related financing transactions had been completed on the first day of the earliest period presented, for the unaudited pro forma combined statements of operations, and on June 30, 2011, for the unaudited pro forma combined balance sheet.

        The Astra Tech balances have been translated from Swedish krona to U.S. dollars using average exchange rates applicable during the periods presented for the unaudited pro forma combined statements of operations and the period end exchange rate applicable for the unaudited pro forma combined balance sheet.

        This unaudited pro forma combined financial information is not intended to reflect the financial position and results which would have actually resulted had the Acquisition and the related financing transactions been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by DENTSPLY. These accounting policies differ in a number of significant respects from those of Astra Tech. The adjustments made to align Astra Tech's IFRS accounting policies with DENTSPLY's US GAAP accounting policies are described in Note 3.

NOTE 3. PRO FORMA US GAAP ADJUSTMENTS

        The following adjustments have been made to align the Astra Tech IFRS financial information with DENTSPLY's US GAAP accounting policies.

(a)
Pensions

        Under IFRS, Astra Tech elected to recognize all cumulative actuarial gains and losses immediately in retained earnings. Additionally under IFRS, all future actuarial gains and losses were recognized in full outside the income statement in retained earnings and presented in a statement of recognized income and expense. US GAAP does not permit recognition of all actuarial gains and losses in a separate statement other than the primary income statement.

        At June 30, 2011, $4.3 million was reclassified from Astra Tech's retained earnings to accumulated other comprehensive income to recognize actuarial loss amortization which was not recognized on the statement of operations under IFRS. No adjustments were made for amortizing actuarial losses on the pro forma combined statements of operations for the year ended December 31, 2010 and the six months ended June 30, 2011 because it was not expected to be significant.

(b)
Income Taxes

        For US GAAP, the impact of a tax position is recognized if that position is more likely than not of being sustained on audit, based on the technical merits of the position. As this interpretation does not exist under IFRS, additional liabilities related to uncertain tax positions may exist under US GAAP, however no adjustment has been made for this difference because it was not expected to be significant.

        Under IFRS, Astra Tech disclosed gross deferred tax assets and liabilities as non-current. Under US GAAP, deferred taxes are classified between current and non-current, following the classification of the related, nontax asset or liability for financial reporting, disclosed separately and presented on a net basis, by tax jurisdiction. If the deferred tax asset or liability is not associated with an underlying asset or liability, it is classified based on the anticipated reversal periods. No reclassifications are reflected in the US GAAP adjustments.

(c)
Reclassifications

        Certain balances were reclassified from the financial statements of Astra Tech so their presentation would be consistent with DENTSPLY's financial statements.

        The following reclassifications were made to the balance sheet as of June 30, 2011:

(in thousands)
Receivables	$(5,631)
Prepaid expenses and other current assets	5,631

        Astra Tech had recorded certain costs in selling, general and administrative expense under IFRS that were reclassified to cost of products sold so their presentation would be consistent with DENTSPLY's financial statements. The reclassification from interest expense reflects the recognition of interest cost associated with pension obligations as a component of cost of products sold under US GAAP. The following reclassifications were made to the pro forma combined statements of operations for the six months ended June 30, 2011 and the year ended December 31, 2010:

(in thousands)	June 30, 2011	December 31, 2010
Cost of products sold	$19,629	$31,546
Selling, general and adminstrative expenses	(18,930)	(30,434)
Interest expense	(699)	(1,112)

NOTE 4. OTHER PRO FORMA ADJUSTMENTS

(a)
Source and use of funds

        The following estimated adjustment reflects the expected sources and uses of cash to pay the $1,785.0 million net purchase price for the Acquisition and related transaction costs:

(in thousands)
Source of funds:
Cash on hand	$646,700
Additional commercial paper borrowings	200,000
Gross proceeds of Notes offering	1,000,000

Total sources of funds	$1,846,700

Uses of funds:
Payment to Astra Zeneca Plc(1)	$1,820,000
Transaction costs(2)	13,500
Deferred financing fees(3)	13,200

Total use of funds	$1,846,700

(1)
This amount represents the purchase price for the Acquisition of $1,785.0 million plus estimated cash of $35.0 million on hand at Astra Tech as of the Acquisition closing date, in accordance with the terms of the Acquisition Agreement.

(2)
DENTSPLY has estimated that total Acquisition related costs, other than financing costs in connection with the various financing transactions, will be $13.5 million. In accordance with US GAAP, the costs related to the Acquisition will be expensed as they are incurred. These include costs primarily related to legal, banking and accounting.

(3)
Anticipated deferred financing fees of $13.2 million are recorded in deferred financing cost and are expected to be amortized over an estimated weighted average period of 5.2 years.
(b)
Preliminary Assignment of Purchase Consideration

        Preliminary assignment of purchase consideration has been made on the basis of preliminary estimates of the fair values of assets acquired and liabilities assumed as follows:

(in thousands)	Offer	Notes
Total purchase price	$1,820,000
Less: estimated cash acquired	(35,000)
Less: book value of net assets acquired	(296,263)	i
Less: fair value adjustments, net of tax	(530,736)	ii

Residual goodwill	$958,001	iii

i.
The unaudited pro forma combined financial statements have been prepared using Astra Tech's financial statements. Therefore, except as noted in note (ii) below, the carrying value of assets and liabilities in Astra Tech's financial statements are considered to be a reasonable approximation for fair value of those assets and liabilities.

ii.
For purposes of the pro forma analysis, the intangible assets of Astra Tech have been increased $680.2 million to a total value of $797.5 million to reflect DENTSPLY's preliminary estimate of the fair value of intangible assets, including trade names, customer lists and patented technology. The property, plant and equipment of Astra Tech has been increased $5.8 million to a total value of $157.7 million to reflect DENTSPLY's preliminary estimate of the fair value of property, plant and equipment. Additionally, an inventory write-up of $38.5 million was recorded, which is excluded from the pro forma adjustments to the combined statements of operations because it is a non-recurring item. A short-term deferred tax liability of $11.1 million and a long-term deferred tax liability of $180.4 million were recorded in connection with these increases. No other adjustment was made to the assets and liabilities of Astra Tech to reflect their fair value.

iii.
Goodwill was increased $958.0 million to reflect the total excess of the purchase consideration over the fair value of the net assets acquired.

          Following completion of the Acquisition, DENTSPLY anticipates that the estimated fair value noted above may differ materially from the preliminary assessment. Any decreases to the initial estimates of the fair value of the assets and any increases to the fair value of the liabilities will result in additional goodwill.

          Once DENTSPLY has complete information as to the specifics of Astra Tech's assets, the estimated fair values assigned to the assets and/or the associated estimated weighted-average useful life of the assets will likely be different than that reflected in these unaudited pro forma combined financial statements and the differences could be material.

(c)
Depreciation Expense

        An adjustment to record estimated incremental depreciation of $0.3 million was made for the six months ended June 30, 2011, and $0.5 million for the year ended December 31, 2010. The change in depreciation expense was the result of the preliminary estimate of the fair value adjustment to acquired property, plant and equipment. The estimated average remaining useful life assigned to property, plant and equipment approximates their historical life.

(d)
Amortization Expense

        Adjustments to record estimated incremental amortization expense of $4.1 million to cost of products sold and $12.4 million to selling, general and administrative expenses were made for the six months ended June 30, 2011. For the year ended December 31, 2010, adjustments to record estimated incremental amortization expense of $7.3 million to cost of products sold and $21.8 million to selling, general and administrative expense were made. These adjustments were based on the assumption that $569.8 million of the recorded intangible assets related to Astra Tech would be definite lived. The estimated weighted average useful life of these intangible assets is approximately 13.5 years.

(e)
Interest Expense

        The interest expense adjustment included in the unaudited pro forma combined statements of operations reflects the additional interest expense from the financing transactions and DENTSPLY's use of cash on hand to fund a portion of the purchase price. With respect to the Notes offering, DENTSPLY calculated the adjustment to interest expense using an estimated weighted average interest rate of 3.4% for the Notes issued as well as the amortization of the related deferred financing fees. For purposes of estimating the weighted average interest rate DENTSPLY made certain assumptions regarding the maturity dates of the Notes. The actual weighted average interest rate may differ from the estimated rate due to changes in market conditions or differences between the actual terms of the Notes offering and DENTSPLY's assumptions.

        DENTSPLY intends to issue $200.0 million of commercial paper to fund a portion of the purchase price of the Acquisition. DENTSPLY estimates the interest on the commercial paper to be 0.4% using a one month LIBOR rate as of August 10, 2011.

        DENTSPLY expects to incur $13.2 million of deferred financing fees with an amortization period of 5.2 years in connection with various financing transactions related to the Acquisition.

        DENTSPLY intends to utilize $646.7 million of available cash to fund a portion of the purchase price that is not funded through other sources. DENTSPLY estimates the interest on the cash to be 0.3%.

        Coincident with the debt financing transactions DENTSPLY intends to enter into a foreign exchange hedging transaction of up to $1.0 billion to protect the Company from foreign exchange risk inherent in its planned debt push down to a European subsidiary through an intercompany loan. DENTSPLY estimates the interest on the hedging transaction to be 0.9%.

        As reflected in the table below, for each 1/8% deviation between DENTSPLY's assumed weighted average interest rate and the actual weighted average interest rate, interest expense would increase or decrease, as applicable, by approximately $1.4 million for the six months ended June 30, 2011 and $2.8 million for the year ended December 31, 2010, respectively.

        The adjustment to interest expense on the pro forma combined statements of operations for the six months ended June 30, 2011 and the year ended December 31, 2010 is calculated as follows:

(in thousands)	June 30, 2011	December 31, 2010
Interest expense related to the Notes offering assuming a 3.4% weighted average rate	$16,775	$33,550
Incremental interest on commercial paper issued at 0.4%	360	720
Amortization of deferred financing fees	2,450	5,702
Investment income forgone on cash assuming 0.3% weighted average rate	1,102	2,204
Incremental interest on hedge assuming a 0.9% weighted average rate	4,319	8,638

Pro forma interest expense adjustment	$25,006	$50,814

Impact of 1/8% change in weighted average interest rates	$1,375	$2,750

        Reflected in the amortization of deferred financing fees is a reduction of interest cost of $0.4 million related to deferred financing fees, recorded in the combined statement of operations for the six months ended June 30, 2011, that relates to nonrecurring fees expensed in that period.

(f)
Tax Provision Benefit

        The estimated tax provision benefits of the above adjustments are $11.7 million for the six months ended June 30, 2011, and $27.3 million for the year ended December 31, 2010. The tax rate is based on the estimated blended tax rate based on the tax jurisdictions in which Astra Tech operates.

        An adjustment to income taxes payable of $5.9 million at June 30, 2011 relates to the tax effect of certain other pro forma adjustments.

(g)
Elimination of Astra Tech Shareholders' Equity

        An adjustment to eliminate Astra Tech's common stock of $0.2 million, retained earnings of $359.2 million and accumulated other comprehensive income of $19.8 million was recorded in the pro forma combined balance sheet at June 30, 2011.

(h)
Intracompany Sales

        An adjustment to DENTSPLY's revenue was required to eliminate the revenue generated on sales of products to Astra Tech. For the six months ended June 30, 2011 and the year ended December 31, 2010, $2.6 million and $4.0 million, respectively, were eliminated from net sales in the pro forma combined statements of operations. At June 30, 2011, an elimination of $0.8 million was made to accounts receivable and accounts payable related to amounts receivable and payable on intercompany sales on the pro forma combined balance sheet.

(i)
Allowance for Doubtful Accounts

        An adjustment of $2.2 million was added to Astra Tech's allowance for doubtful accounts, which reduced accounts receivable for the pro forma combined balance sheet at June 30, 2011. The adjustment reflects DENTSPLY's reserve policies.

(j)
Elimination of Intercompany Payables with Astra Zeneca Affiliates

        A reduction in cash of approximately $165.5 million was made to reflect the expected repayment of intercompany payables with Astra Zeneca affiliates prior to the Acquisition.

(k)
Transaction Costs

        An adjustment of $6.0 million was required to eliminate the transaction costs incurred by DENTSPLY associated with the Acquisition for the six months ended June 30, 2011.

SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN IFRS AND US GAAP

        The financial information of Astra Tech included in this prospectus supplement has been prepared and presented in accordance with IFRS. Certain differences exist between IFRS and US GAAP which might be material to the financial information included in this prospectus supplement.

        The principal relevant differences between IFRS and US GAAP that the Company believes would be material in the preparation of Astra Tech's financial statements are described below. Because Astra Tech does not reconcile its financial statements to US GAAP, we cannot be sure that the differences described below are complete or would in fact be the accounting principles creating the most significant differences between financial information of Astra Tech prepared under IFRS and US GAAP. The following summary does not include all differences that exist between IFRS and US GAAP and is not intended to provide a comprehensive listing of all such differences specifically related to the Company, Astra Tech or the industry in which the Company and Astra Tech operate.

        The differences described below reflect only those differences in accounting policies in force at the time of the preparation of the historical financial information of Astra Tech. There has been no attempt to identify future differences between IFRS and US GAAP as the result of prescribed changes in accounting standards, transactions or events that may occur in the future. The organizations that promulgate IFRS and US GAAP have significant projects ongoing that could have a significant impact on future comparisons such as this one between IFRS and US GAAP. Future developments or changes in either IFRS or US GAAP may give rise to additional differences between IFRS and US GAAP which could have a significant impact on us or the combined company.

Consolidated Financial Statements

        Both IFRS and US GAAP generally require the preparation of consolidated financial statements by a parent entity that includes all subsidiaries. For purposes of consolidation, the definition of a subsidiary is an important distinction between the two frameworks. IFRS focuses solely on the parent's ability to govern the financial and operating policies of a subsidiary to obtain benefits in determining whether that subsidiary should be consolidated. Under US GAAP, the need for consolidation is evaluated under both a traditional voting control model and a variable interest model. Consolidated variable interest entities ("VIE") are those entities which require that the primary beneficiary have both (i) the power to control the most significant activities of the VIE and (ii) either the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.

Intangible Assets

        IFRS permits capitalization of certain internal development costs whereas US GAAP requires all research and development costs to be expensed as incurred unless the cost has alternative uses in the development process. Measurement of acquired intangibles is similar under IFRS and US GAAP, except that IFRS permits reversal of intangible impairment losses under certain conditions whereas reversal is prohibited under US GAAP.

Property, Plant and Equipment

        Under IFRS, the use of historical cost or revalued amounts is permitted. Frequent valuations of entire classes of assets are required when the revaluation option is chosen. Under US GAAP, revaluation is not permitted, except for downward revaluation when the asset is impaired.

        Under both IFRS and US GAAP, an impairment loss is recognized on long-lived assets held for use when events and circumstances indicate the asset might be impaired. Under IFRS, an impairment charge is recorded to reduce the carrying value to the recoverable amount, while under US GAAP, such impairment charge is recorded only if the estimated undiscounted cash flows to be generated by the asset are less than carrying value. Under IFRS, reversals of impairment losses are recognized under certain conditions, while US GAAP does not permit the reversal of an impairment loss.

Deferred Tax

        Both frameworks follow the principle that a deferred tax liability or asset should be recognized for all temporary differences. IFRS requires entities to measure deferred tax balances on the basis of tax rates that are expected to apply in the period they are settled (realized), which are enacted or substantively enacted by the balance sheet date. Under US GAAP, deferred taxation is provided on all temporary differences between the tax and book basis of assets and liabilities using the enacted tax rate at the reporting date; the effects of future changes in tax laws or rates are not anticipated.

Uncertain Tax Positions

        Under US GAAP, tax benefits arising from uncertain tax positions can be recognized only if it is more likely than not that the position is sustainable on its technical merits. IFRS does not specifically address the accounting for uncertain tax positions.

Employee Pension Benefits

        Both frameworks require the cost of providing retirement benefits to be recognized on a systematic and rational basis over the period during which employees provide services to the entity. However, with respect to defined benefit plans, IFRS methodology generally provides for more immediate recognition of gains and losses arising from changes in actuarial measurement of obligations, as well as from changes in the market value of plan assets.

        Under IFRS, Astra Tech elected to recognize actuarial gains and losses through retained earnings. US GAAP does not permit this option to recognize actuarial gains or losses, but instead allows either an immediate gain or loss to be recognized in the income statement or the use of the corridor approach which defers the gain or loss in the period and systematically amortizes the amount through the income statement. Both methods are also allowed under IFRS.

DESCRIPTION OF THE NOTES

        The following description of the particular terms and conditions of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and conditions of the debt securities set forth under "Description of Debt Securities" in the accompanying prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the accompanying prospectus or the Indenture referred to below. As used in this "Description of the Notes," the terms "we," "our" and "us" refer to DENTSPLY International Inc., a Delaware corporation, and do not include our subsidiaries.

General

        Each of the floating rate senior notes due 2013 (the "Floating Rate Notes"), the 2.750% senior notes due 2016 (the "Notes due 2016") and the 4.125% senior notes due 2021 (the "Notes due 2021" and, together with the Floating Rate Notes and the Notes due 2016, the "Notes") will be a separate series of debt securities under an indenture to be dated as of August 23, 2011, between us and Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture to be dated as of August 23, 2011 between us and the trustee (as supplemented, the "Indenture"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. Copies of the Indenture may be obtained from us.

        The Floating Rate Notes will be initially limited to $250,000,000 aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 15, 2013. The Notes due 2016 will be initially limited to $300,000,000 aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 15, 2016. The Notes due 2021 will be initially limited to $450,000,000 aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 15, 2021.

        We may from time to time, without the consent of the holders of the Notes, issue additional Notes of any series having the same ranking and the same interest rate, maturity and other terms as the Notes of the applicable series (except for the issue date, issue price and, in some cases, the first interest payment date). Any additional Notes of any such series will constitute a single series under the Indenture with the Notes of such series being offered hereby. This type of offering is often referred to as a "re-opening." Additional Notes may constitute a separate issuance for United States federal income tax purposes.

        The Notes will be our senior unsecured obligations and will rank equally in right of payment with each other and with all of our other existing and future unsubordinated obligations. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding involving us. On a pro forma basis to give effect to the adjustments included in the pro forma combined financial information set forth under "Unaudited Pro Forma Combined Financial Information," including the issuance of the Notes offered hereby, as of June 30, 2011, we would have had $1.86 billion aggregate principal amount of outstanding unsubordinated obligations that would rank equally in right of payment with the Notes.

        The Notes will be issued only in fully registered form without coupons only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount.

        The Notes will not be subject to, nor have the benefit of, a sinking fund.

Interest

Floating Rate Notes

        Interest on the Floating Rate Notes will be payable quarterly on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2011, to holders of record at the close of business on February 1, May 1, August 1 or November 1, as applicable, immediately before the applicable interest payment date; provided, however, that interest payable on any maturity date shall be payable to the person to whom the principal of such Floating Rate Notes shall be payable. Interest on the Floating Rate Notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

        Interest payable on any interest payment date or maturity date shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the Floating Rate Notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date (other than the maturity date) is not a Business Day at the relevant place of payment, we will pay interest on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day, except that if such Business Day is in the immediately succeeding calendar month, such interest payment date (other than the maturity date) shall be the immediately preceding Business Day. If the maturity date of the Floating Rate Notes is not a Business Day at the relevant place of payment, we will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day.

        For purposes of calculating the interest on the Floating Rate Notes, "Business Day" means any day (1) that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment, and (2) that is also a "London business day," which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

  Rate of Interest

        The interest rate on the Floating Rate Notes will be reset quarterly on February 15, May 15, August 15 and November 15 of each year, as applicable, commencing November 15, 2011 (each, an "interest reset date"). The Floating Rate Notes will bear interest at a per annum rate equal to three-month LIBOR (as defined below) for the applicable interest reset period or initial interest period (each as defined below) plus 1.50% (150 basis points). The interest rate for the initial interest period will be three-month LIBOR, determined as of two London business days prior to the original issue date, plus 1.50% (150 basis points). The "initial interest period" will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, each "interest reset period" will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the Floating Rate Notes will be the period from and including the interest reset date immediately preceding the maturity date of such Floating Rate Notes to but excluding the maturity date.

        If any interest reset date would otherwise be a day that is not a Business Day, the interest reset date will be postponed to the immediately succeeding day that is a Business Day, except that if that Business Day is in the immediately succeeding calendar month, the interest reset date shall be the immediately preceding Business Day.

        The interest rate in effect on each day will be (i) if that day is an interest reset date, the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (ii) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.

  Interest Rate Determination

        The interest rate applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The "interest determination date" will be the second Business Day immediately preceding the original issue date, in the case of the initial interest period, or thereafter the second Business Day immediately preceding the applicable interest reset date.

        Wells Fargo Bank, National Association, or its successor appointed by us, will act as calculation agent. Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

          (i)    LIBOR is the rate for deposits in U.S. dollars for the 3-month period which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. "Reuters Screen LIBOR01 Page" means the display designated on page "LIBOR01" on Reuters Screen (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters Screen LIBOR01 Page, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

          (ii)   With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

        All percentages resulting from any calculation of any interest rate for the Floating Rate Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

        Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the interest rate for the new interest reset period. Upon request of a holder of the Floating Rate Notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

        All calculations made by the calculation agent for the purposes of calculating interest on the Floating Rate Notes shall be conclusive and binding on the holders and us, absent manifest errors.

Notes due 2016 and Notes due 2021

        The Notes due 2016 and the Notes due 2021 will bear interest at the applicable annual rate noted on the cover page of this prospectus supplement. Interest will be payable semi-annually on February 15 and August 15 of each year, beginning February 15, 2012. We will pay interest on the Notes due 2016 and the Notes due 2021 to the persons in whose names the Notes due 2016 and the Notes due 2021, respectively, are registered at the close of business on February 1 and August 1, as the case may be (in each case, whether or not a business day) immediately preceding the related interest payment date for the applicable series of Notes due 2016 and Notes due 2021. Interest on the Notes due 2016 and the Notes due 2021 will be computed on the basis of a 360-day year of twelve 30-day months.

        The Notes due 2016 and the Notes due 2021 do not provide for any sinking fund.

Optional Redemption

        The Notes due 2016 will be redeemable, as a whole or in part from time to time, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of Notes due 2016 to be redeemed, at a redemption price equal to the greater of:

  •
  100% of principal amount of the Notes due 2016 to be redeemed, and

  •
  the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus 30 basis points, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

        Prior to May 15, 2021, the Notes due 2021 will be redeemable, as a whole or in part from time to time, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the Notes due 2021 to be redeemed, at a redemption price equal to the greater of:

  •
  100% of principal amount of the Notes due 2021 to be redeemed, and

  •
  the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the date of redemption, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus 35 basis points, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

        At any time on or after May 15, 2021, the Notes due 2021 will be redeemable, in whole or in part at any time and from time to time, at our option at a redemption price equal to 100% of the principal amount of the Notes due 2021 to be redeemed plus accrued and unpaid interest thereon to, but not including, the date of redemption.

        For purposes of the foregoing discussion of an optional redemption, the following definitions are applicable:

        "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Notes of the applicable series called for redemption, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of such series called for redemption.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the calculation agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer" means Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., a primary U.S. government securities dealer selected by Wells Fargo Securities, LLC (or their respective affiliates which are primary U.S. government securities dealers) and two other primary U.S. government securities dealers selected by us, and each of their respective successors. If any of the foregoing shall cease to be a primary U.S. government securities dealer, we will substitute another nationally recognized investment banking firm that is a primary U.S. government securities dealer.

        "Reference Treasury Dealer Quotations" means, on any redemption date, the average, as determined by the calculation agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the calculation agent by a Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

        "Remaining Scheduled Payments" means the remaining scheduled payments of principal of and interest on the Notes of the applicable series called for redemption that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to the Notes of such series called for redemption, the amount of the next succeeding scheduled interest payment on such Notes will be reduced by the amount of interest accrued on the Notes of such series called for redemption to such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        On and after a redemption date, interest will cease to accrue on the Notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before a redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the Notes to be redeemed on that date. If less than all of the Notes of a series are to be redeemed, the Notes of such series to be redeemed shall be selected by the trustee pro rata or by lot or by a method the trustee deems to be fair and appropriate. Any such redemption and notice may, in our discretion, be subject to the satisfaction of one or more conditions precedent, including, but not limited to, a Change of Control.

Special Mandatory Redemption

        In the event that we have failed to consummate the Acquisition on or prior to March 21, 2012, or the Acquisition Agreement is terminated at any time prior thereto, then we must redeem all of the Notes on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The "special mandatory redemption date" means the earlier to occur of (1) April 11, 2012, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Acquisition Agreement for any reason.

        We will cause notice of special mandatory redemption to be mailed, with a copy to the trustee, within ten business days after the occurrence of the event triggering redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the Notes on the special mandatory redemption date (plus accrued and unpaid interest, if any, to the special mandatory redemption date) are deposited with the trustee on or before such special mandatory redemption date, the Notes will cease to bear interest on and after the special mandatory redemption date.

Change of Control

        If a Change of Control Triggering Event (as defined below) occurs with respect to a particular series of Notes, unless we have exercised our option to redeem the Notes of such series as described above, we will be required to make an offer (the "Change of Control Offer") to each holder of the Notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's Notes of such series on the terms set forth in the Indenture. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event with respect to a particular series of Notes or, at our option, prior to any Change of Control (as defined below), but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the Notes of the applicable series describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes of such series on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

        On the Change of Control Payment Date, we will, to the extent lawful:

  •
  Accept for payment all Notes or portions of Notes properly tendered and not validly withdrawn pursuant to the Change of Control Offer;

  •
  Deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not validly withdrawn; and

  •
  Deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

        We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

        We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties and assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes of that series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and the properties and assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

        For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

        "Change of Control" means the occurrence of any of the following:

        (1)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), of more than 50% of our then outstanding voting stock, measured by voting power rather than number of shares;

        (2)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our properties and assets and the properties and assets of our subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries);

        (3)   the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

        (4)   the adoption of a plan relating to our liquidation or dissolution.

        Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of the ultimate parent holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no "person" (as that term is used in Section 13(d)(3) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the voting stock of such ultimate parent holding company, measured by voting power rather than number of shares.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Event.

        "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the first date that any of the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

        Under a Delaware Chancery Court interpretation of the foregoing definition of "Continuing Directors," a board of directors may approve for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a "Change of Control Triggering Event" that would trigger a holder of the Notes' right to require us to repurchase the Notes of the applicable series as described above.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and equal to or higher than BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "Rating Agencies" means (1) each of Moody's and S&P; and (2) if either Moody's or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody's or S&P, or both of them, as the case may be.

        "Rating Event" means the rating on the applicable series of Notes is changed from an Investment Grade Rating to below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the applicable series of Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        "voting stock" means, with respect to any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Limitation on Liens

        The indenture will provide that so long as any of the Notes remain outstanding, other than as provided under "—Exempted Liens and Sale and Leaseback Transactions," we will not, and will not permit any Subsidiary to, create, incur, assume, issue or guarantee any Indebtedness secured by any Lien on any Principal Property or shares of stock or Indebtedness of any Subsidiary, unless the Notes are secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien for so long as such other Indebtedness remains secured by such Lien. The restrictions do not apply to Indebtedness that is secured by:

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  Liens existing on the date of the issuance of the Notes;

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  Liens in favor of us or any Subsidiary;

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  Liens on property or shares of stock or Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged into or consolidated with us or any Subsidiary (provided that such Lien was not incurred in anticipation of such transaction and was in existence prior to such transaction), except to the extent that such Lien extends to any other property, shares of stock or Indebtedness or the Indebtedness so secured is increased in connection with such transaction;

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  Liens on property existing immediately prior to the acquisition thereof (provided that such Lien was not incurred in anticipation of such transaction and was in existence prior to such transaction), except to the extent that such Lien extends to any other property or the Indebtedness so secured is increased in connection with such transaction;

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  Liens to secure Indebtedness incurred for the purpose of financing all or any part of a property's purchase price or cost of construction or additions, repairs, alterations, or other improvements; provided that (1) the principal amount of any Indebtedness secured by such Lien does not exceed 100% of such property's purchase price or cost, (2) such Lien does not extend to or cover any other property other than the property so purchased, constructed or on which such additions, repairs, alterations or other improvements were so made, and (3) such Lien is incurred prior to or within 270 days after the acquisition of such property or the completion of construction or such additions, repairs, alterations or other improvements and the full operation of such property thereafter;

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  Liens in favor of the United States or any political subdivision or instrumentality thereof, or in favor of any other country or any political subdivision or instrumentality thereof, to secure certain payments pursuant to any contract or statute;

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  Liens for taxes or assessments or other governmental charges or levies not yet due or delinquent or that are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP;

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  Title exceptions, easements and other similar Liens that are not consensual and that do not materially impair the use of the property subject thereto;

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  Liens to secure obligations under workmen's compensation laws, unemployment compensation, old-age pensions and other social security benefits or similar legislation, including Liens with respect to judgments which are not currently dischargeable;

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  Liens arising out of legal proceedings, including Liens arising out of judgments or awards;

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  Liens in favor of contractors, subcontractors, architects, warehousemen and materialmen on property securing payment for services rendered in respect of such property and arising in the ordinary course of business;

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  Liens incurred to secure the performance of statutory obligations, surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature incurred in the ordinary course of business; or

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  Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing bullets or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, except to the extent that such Lien extends to any other property or the Indebtedness so secured exceeds the fair market value (as determined by our Board of Directors) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be.

Limitation on Sale and Leaseback Transactions

        The indenture will provide that so long as any of the Notes remain outstanding, other than as provided under "—Exempted Liens and Sale and Leaseback Transactions," we will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

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  The Sale and Leaseback Transaction is solely with us and a Subsidiary or between Subsidiaries; or

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  The lease is for a period not in excess of five years, including renewal rights; or

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  We or the Subsidiary could incur debt secured by a mortgage on the property under the restrictions described below under "—Exempted Liens and Sale and Leaseback Transactions" in an amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction without equally and ratably securing the Notes; or

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  We or the Subsidiary, prior to or within 270 days after the sale of such Principal Property in connection with the Sale and Leaseback Transaction is completed, applies an amount equal to the net cash proceeds of the sale of the Principal Property leased to (i) the retirement of the Notes or any debt of ours ranking equally with the Notes, (ii) the retirement of any debt of any Subsidiary or (iii) the acquisition of or construction of property used or to be used in the ordinary course of our business or the business of any of our Subsidiaries.

Exempted Liens and Sale and Leaseback Transactions

        Notwithstanding the restrictions described under the headings "—Limitation on Liens" or "—Limitation on Sale and Leaseback Transactions," we or any Subsidiary may create or assume any Liens or enter into any Sale and Leaseback Transactions not otherwise permitted as described above, if the sum of the following does not exceed 10% of Consolidated Net Assets:

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  The principal amount of the outstanding Indebtedness secured by such Liens (not including any Liens permitted under "—Limitation on Liens" which amount does not include any Liens permitted under the provisions of this "—Exempted Liens and Sale and Leaseback Transactions"); plus

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  All Attributable Debt in respect of such Sale and Leaseback Transaction entered into (not including any Sale and Leaseback Transactions permitted under "—Limitation on Sale and Leaseback Transactions" which amount does not include any Sale and Leaseback Transactions permitted under the provisions of this "—Exempted Liens and Sale and Leaseback Transactions"), measured, in each case, at the time such Lien is incurred or any such Sale and Leaseback Transaction is entered into by us or a Subsidiary.

Merger, Consolidation or Sale of Assets

        We may merge or consolidate with another Person and may sell, transfer or lease all or substantially all of our assets to another Person if all the following conditions are met:

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  Immediately after giving effect to such transaction, no Event of Default under the Indenture and no circumstances which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing;

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  If we are not the surviving entity, the Person we would merge or consolidate with, or sell all or substantially all of our assets to, must be organized under the laws of the United States, any state thereof or the District of Columbia;

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  If we are not the surviving entity, the Person we would merge or consolidate with, or sell all or substantially all of our assets to, must expressly assume by supplemental indenture all of our obligations under the Notes and the Indenture; and

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  If requested by the trustee, we must deliver an officers' certificate and an opinion of counsel that the merger, consolidation or transfer and such supplemental indenture, as the case may be, complies with the applicable provisions of the Indenture.

Events of Default

        The term "Event of Default" in respect of a series of the Notes means any of the following:

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  We do not pay the principal of or any premium on the Notes of that series on its due date;

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  We do not pay interest on the Notes of that series within 30 days of its due date whether at maturity, upon redemption or upon acceleration;

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  We remain in breach of a covenant in respect of the Notes of that series for 90 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of 25% of the aggregate principal amount of the Notes of that series;

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  An event of default shall happen and be continuing under any indenture or other instrument evidencing, or under which we then have outstanding, any Indebtedness in excess of $100,000,000, and such event of default shall involve the failure to pay the principal of such Indebtedness on the final maturity date thereof after the expiration of any applicable grace period with respect thereto, or such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable; provided that, if such event of default under such indenture or instrument shall be remedied or cured by us or waived by the requisite holders of such Indebtedness, or such acceleration shall be rescinded or annulled or otherwise cured, or such Indebtedness shall be discharged, in each case within 15 business days after notice thereof shall have been given to us by the trustee, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series under the Indenture affected thereby, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any holder of debt securities under the Indenture; or

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  We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization involving us occur.

        If an Event of Default shall occur and be continuing with respect to a series of Notes, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes of such series may declare the entire principal amount of all Notes of such series to be due and payable.

        The Indenture provides that the trustee shall, within 90 days after the occurrence of a default with respect to a particular series of Notes, give the holders of the Notes of such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal or premium, if any, or interest, if any, on any of the Notes of such series, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the Notes of such series.

        We are required to furnish to the trustee annually a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

        No holder of any Notes of any series shall have any right to institute any judicial or other proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy (except for actions for payment of principal or premium, if any, or interest on any of the Notes of such series) unless:

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  an Event of Default with respect to such series of Notes shall have occurred and be continuing and such holder shall have given the trustee prior written notice of such continuing Event of Default;

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  the holders of not less than 25% of the outstanding principal amount of Notes of the applicable series shall have requested the trustee to institute proceedings in respect of such Event of Default;

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  the trustee shall have been offered indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with such request;

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  the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

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  no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding Notes of such series.

        The Indenture provides that in case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes of a particular series unless they shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. If security or indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of a particular series of Notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to such series or exercising any trust or power conferred to the trustee, and to waive certain defaults.

Discharge, Defeasance and Covenant Defeasance

        The provisions of the Indenture relating to defeasance and covenant defeasance, as described in "Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus shall apply to the Notes.

Benefits of Indenture

        Nothing in the Indenture will confer upon or give any person other than us, the trustee, our and its successors, and the person or persons in whose names the Notes of a particular series are registered in the security register for the Notes of such series, any benefit, right, remedy or claim under the Indenture.

The Trustee

        The trustee will be Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC. The trustee also will be the initial paying agent and registrar for the Notes.

        The Indenture and certain provisions of the Trust Indenture Act incorporated by reference in the Indenture contain limitations on the rights of the trustee under the Indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the Indenture is permitted to engage in other transactions. However, if the trustee under the Indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

        The trustee may resign or be removed and a successor trustee may be appointed.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Definitions

        The following definitions are applicable to this Description of the Notes:

        "Attributable Debt" means, with respect to a Sale and Leaseback Transaction, an amount equal to the lesser of: (1) the fair market value of the property (as determined in good faith by our Board of Directors); and (2) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, as determined in accordance with GAAP if known or if not known using a discount factor equal to the weighted average yield to maturity of the Notes of all series then outstanding and compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the Indenture.

        "Capitalized Lease" means any obligation of a Person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

        "Consolidated Current Liabilities" means, with respect to any Person as of any date, the aggregate amount of current liabilities (excluding current maturities of long-term debt) as shown on the most recent consolidated balance sheet of such Person, prepared in accordance with GAAP.

        "Consolidated Net Assets" means, with respect to any Person as of any date, Consolidated Total Assets after deduction of Consolidated Current Liabilities.

        "Consolidated Total Assets" means, with respect to any Person as of any date, the amount of total assets as shown on the most recent consolidated balance sheet of such Person, prepared in accordance with GAAP.

        "GAAP" means generally accepted accounting principles set forth in the FASB Accounting Standards Codification or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. At any time after the initial date of issuance of the Notes, we may elect (by providing written notice to the trustee) to apply International Financial Reporting Standards ("IFRS") in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that any such election, once made, shall be irrevocable.

        "Indebtedness" of any Person means, without duplication (1) any obligation of such Person for money borrowed, (2) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (3) any reimbursement obligation of such Person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, and (4) any obligation of such Person under Capitalized Leases, in each case if and to the extent that the applicable preceding item would be reflected on the balance sheet of such Person as a liability on the date as of which Indebtedness is to be determined, and any guarantees of such Person of the foregoing; provided, however, that "Indebtedness" of such Person shall not include any obligation of such Person to any Subsidiary of such Person or to any Person with respect to which such Person is a Subsidiary.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing) on or with respect to any property.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other similar entity.

        "Principal Property" means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution, located in the United States, including Puerto Rico, owned or leased by us or one of our Subsidiaries and having a net book value in excess of 2% of our Consolidated Total Assets, other than (i) any such building, structure or other facility which our Board of Directors determines in good faith is not of material importance to the total business conducted or assets owned by us and our Subsidiaries as an entirety, or (ii) any portion of any such building, structure or other facility which our Board of Directors determines in good faith is not of material importance to the total business conducted or assets owned by us and our Subsidiaries as an entirety, each as evidenced by a certified copy of a board resolution.

        "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by us or a Subsidiary of any Principal Property that has been or is to be sold or transferred by us or any Subsidiary to such Person, as the case may be.

        "Subsidiary" means, as to any Person, (1) any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns or controls, directly or indirectly, more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors (or Persons performing similar functions) of the corporation, association or other business entity and (2) any partnership (a) the sole general partner or the managing partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

Book-Entry System

        The Depository Trust Company ("DTC"), which we refer to along with its successors in this capacity as the "depositary," will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of each series of Notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

        Investors may elect to hold beneficial interests in the global Notes through either DTC, in the United States, or Clearstream Banking, societe anonyme ("Clearstream"), or Euroclear Bank S.A./N.V. ("Euroclear"), in Europe, if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the Securities and Exchange Commission (the "SEC").

        Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

        Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries, and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

        We will issue Notes of the applicable series in definitive certificated form in exchange for beneficial interests in the applicable global security certificates if the depositary notifies us that it is unwilling or unable to continue as depositary for such series of Notes, the depositary ceases to maintain certain qualifications under the Exchange Act and a successor depositary is not appointed by us within 90 days, or we determine, in our sole discretion, that the global security certificates shall be exchangeable. If we determine at any time that the Notes of any series shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global Note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

        As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

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  will not be entitled to have the Notes represented by these global security certificates registered in their names, and

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  will not be considered to be owners or holders of the global security certificates or any Notes represented by these certificates or have any rights for any purpose under the Notes or the indenture.

        All payments on the Notes represented by global security certificates and all transfers and deliveries of related Notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

        Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

        Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

        The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

        Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

        Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes by a U.S. Holder or a Non-U.S. Holder (each as defined below) that purchases the Notes upon initial issuance pursuant to this prospectus supplement. This summary is based upon United States federal income tax law in effect on the date of this prospectus supplement, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, qualified retirement plans or other tax-deferred accounts, tax-exempt organizations (including private foundations), holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders that have a "functional currency" other than the U.S. dollar, and U.S. expatriates) or to persons that will hold the Notes as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary does not discuss any (i) United States federal income tax consequences to a Non-U.S. Holder that (A) is engaged in the conduct of a United States trade or business, (B) is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year, or (C) is a corporation which operates through a United States branch, or (ii) state, local, or non-United States tax considerations. This summary addresses investors who will hold the Notes as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, or the Code. Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of the purchase, ownership and disposition of the Notes.

        For the purposes of this summary, a "U.S. Holder" is a beneficial owner of Notes that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

        For the purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of Notes that is not a U.S. Holder and is not a partnership (including an entity that is treated as a partnership) for United States federal income tax purposes.

        If a partnership holds Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership considering the purchase of Notes pursuant to this prospectus supplement, you are urged to consult your tax advisor.

        This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular investor. Prospective investors should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

Special mandatory redemption

        If we do not complete the Acquisition on or prior to March 21, 2012, or if, prior to such date, the Acquisition Agreement is terminated, we will be obligated to redeem all of the Notes on the special mandatory redemption date for amounts in excess of stated interest or principal on the Notes. We believe that, as of the date of this prospectus supplement, the likelihood that we will be obligated to redeem the Notes under such circumstances is remote, and we anticipate filing information reports on this basis. Our determination is not binding on the Internal Revenue Service, and, if the Internal Revenue Service were to successfully challenge this determination, you might be required to accrue interest at a higher rate than stated on the Notes, and treat as ordinary income any gain realized on the taxable disposition of a Note. Each prospective investor is urged to consult its tax advisor regarding the tax consequences to it in connection with our obligation to redeem all the Notes if we do not complete the Acquisition on or prior to March 21, 2012, or if, prior to such date, the Acquisition Agreement is terminated. The remainder of this summary assumes that the likelihood that we will be obligated to redeem the Notes under such circumstances is remote.

U.S. Holders

Interest income

        Interest on the Notes generally will be included in income by a U.S. Holder as ordinary interest income when received or accrued in accordance with the U.S. Holder's regular method of tax accounting for United States federal income tax purposes.

        As described above under "—Special mandatory redemption," however, if the Internal Revenue Service were to successfully challenge our determination that the likelihood that we will be obligated to redeem the Notes under the circumstances described above is remote, the United States federal income tax consequences to a U.S. Holder could be materially different. Each U.S. Holder is urged to consult its tax advisor regarding the tax consequences to it in such circumstances.

Sale, exchange, redemption or other disposition

        Upon a sale, exchange, redemption, or other taxable disposition of a Note (other than a special mandatory redemption, as described above), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition, other than amounts received that are attributable to accrued but unpaid interest (which will be taxable as ordinary interest income to the extent not previously included in income), and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will be equal to the cost of the Note to such U.S. Holder. Such gain or loss will be long-term capital if the U.S. Holder's holding period for the Note is more than one year at the time of disposition. The deductibility of capital loss is subject to certain limitations.

        As described above under "—Special mandatory redemption," however, if the Internal Revenue Service were to successfully challenge our determination that the likelihood that we will be obligated to redeem the Notes under the circumstances described above is remote, the United States federal income tax consequences to a U.S. Holder could be materially different. Each U.S. Holder is urged to consult its tax advisor regarding the tax consequences to it in such circumstances.

Backup withholding and information reporting

        Information returns may be filed with the Internal Revenue Service in connection with payments of interest on a Note and proceeds from a sale, exchange, redemption, or other disposition of a Note. A U.S. Holder may be subject to backup withholding tax on such payments if certain information reporting requirements are not met.

        Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder's United States federal income tax liability, if any, if the U.S. Holder provides, on a timely basis, the required information to the Internal Revenue Service.

Non-U.S. Holders

Interest income

        Payments of interest on the Notes made to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that (i) such Non-U.S. Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (B) is not a controlled foreign corporation that is related to the Company (within the meaning of section 864(d)(4) of the Code) and (ii) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under "—Owner's statement requirement."

Sale, exchange, redemption or other disposition

        A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a sale, exchange, redemption, or other disposition of a Note.

Owner's statement requirement

        In order to avoid withholding tax on interest on a Note under section 871(h) or 881(c) of the Code, either the beneficial owner of the Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, or a Financial Institution, and that holds the Note on behalf of such owner must timely file a statement with us or our agent to the effect that the beneficial owner is not a United States person. This requirement will be satisfied if we or our agent timely receives (i) a statement, or an Owner's Statement, from the beneficial owner of the Note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address and, if applicable, information with respect to tax treaty benefits, on an Internal Revenue Service Form W-8BEN (or suitable substitute form) or (ii) a statement from the Financial Institution holding the Note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement, together with a copy of the Owner's Statement. The beneficial owner must inform us or our agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

Backup withholding and information reporting

        United States federal income tax law provides that backup withholding tax will not apply to payments made by us or our agent on a Note to a Non-U.S. Holder if an Owner's Statement or similar documentation is received or an exemption has otherwise been established, provided that we or our agent does not know, or have reason to know, that the payee is a United States person. If a Note is held by a Non-U.S. Holder through a non-United States related broker or Financial Institution, backup withholding and information reporting generally would not be required. Information reporting may apply if the Note is held by a Non-U.S. Holder through a United States or United States related broker or Financial Institution and, in such case, if the Non-U.S. Holder fails to provide an Owner's Statement or other appropriate evidence of non-United States status, backup withholding may apply.

        Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, if the Non-U.S. Holder provides, on a timely basis, the required information to the Internal Revenue Service.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BY A U.S. HOLDER OR A NON-U.S. HOLDER THAT PURCHASES THE NOTES PURSUANT TO THIS PROSPECTUS SUPPLEMENT. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as representatives, has severally agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of the applicable series of Notes set forth opposite the underwriter's name in the following table:

Underwriter	Principal Amount of Floating Rate Notes	Principal Amount of Notes due 2016	Principal Amount of Notes due 2021
Morgan Stanley & Co. LLC	$75,000,000	$90,000,000	$135,000,000
Citigroup Global Markets Inc.	37,500,000	45,000,000	67,500,000
Wells Fargo Securities, LLC	37,500,000	45,000,000	67,500,000
Mitsubishi UFJ Securities (USA), Inc.	37,500,000	45,000,000	67,500,000
Commerz Markets LLC	16,250,000	19,500,000	29,250,000
PNC Capital Markets LLC	16,250,000	19,500,000	29,250,000
Goldman, Sachs & Co.	7,500,000	9,000,000	13,500,000
HSBC Securities (USA) Inc	7,500,000	9,000,000	13,500,000
J.P. Morgan Securities LLC	7,500,000	9,000,000	13,500,000
TD Securities (USA) LLC	7,500,000	9,000,000	13,500,000

Total	$250,000,000	$300,000,000	$450,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the Notes in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the Notes may be terminated.

        The underwriters propose to offer each series of Notes directly to the public at the respective public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not to exceed 0.200% of the principal amount of the Floating Rate Notes, 0.350% of the principal amount of the Notes due 2016 and 0.400% of the principal amount of the Notes due 2021. The underwriters may allow, and any such dealer may reallow, a concession not to exceed 0.100% of the principal amount of the Floating Rate Notes, 0.175% of the principal amount of the Notes due 2016 and 0.200% of the principal amount of the Notes due 2021. After the initial offering of the Notes to the public, the representatives may change the respective public offering prices of the Notes and other selling terms.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the applicable series of Notes).

Paid by DENTSPLY International Inc.
Per Floating Rate Note	0.350%
Per Note due 2016	0.600%
Per Note due 2021	0.650%

        We estimate that our total expenses for this offering, other than underwriting discounts and commissions, will be approximately $2.0 million.

        It is expected that delivery of the Notes will be made against payment therefor on or about August 23, 2011, which is the fifth business day following the date hereof (such settlement cycle being referred to as

"T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and commercial banking services for our company, for which they received or will receive customary fees and expenses. Affiliates of certain of the underwriters are lenders under our credit facilities.

        In connection with the issuance of the Notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their affiliates.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

New Issue of Notes

        There are currently no public trading markets for the Notes. We have not applied and do not intend to apply to list the Notes on any securities exchange. The underwriters have advised us that they intend to make a market in each series of the Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion. Therefore, we cannot assure you that liquid trading markets for the Notes will develop, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable.

Sales Outside the United States

        The Notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of the Notes to the public in that Relevant Member State other than:

  a)
  to any legal entity that is a qualified investor as defined in the Prospectus Directive;

  b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  c)
  in any other circumstances falling within Article (3)(2) of the Prospectus Directive;

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For purposes of the foregoing, the expression an "offer of Notes to the public" in relation to the Notes in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

        Each underwriter has represented and agreed that the Notes have not been offered or sold, and will not be offered or sold, in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

        The Notes have not been and will not be registered under the Financial Instrument and Exchange Law of Japan (the "Financial Instrument and Exchange Law") and each underwriter has represented and agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instrument and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        Each underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) by operation of law.

Other Jurisdictions

        Each underwriter has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the Notes directly or indirectly or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the Notes in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

Price Stabilization and Short Positions

        In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering.

  •
  Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

  •
  Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the prices that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

 LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is representing us in connection with this offering. Weil, Gotshal & Manges LLP, New York, New York, is advising the underwriters in connection with the offering of the Notes.

EXPERTS

        The DENTSPLY International Inc. consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated herein by reference to the DENTSPLY International Inc. Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The audited consolidated financial statements of Astra Tech AB included as an exhibit to our Current Report on Form 8-K filed with the SEC on August 15, 2011 have been audited by KPMG AB, independent public accounting firm, as set forth in its report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement and the accompanying prospectus or any subsequently filed document deemed incorporated by reference. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules). These documents contain important information about DENTSPLY International Inc. and its finances.

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

  •
  Our Current Reports on Form 8-K filed with the SEC on February 14, 2011, March 15, 2011, May 27, 2011, June 22, 2011 (other than the Current Report on Form 8-K furnished to the SEC on such date) and August 15, 2011.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement shall also be deemed to be incorporated herein by reference until we sell all of the Notes covered by this prospectus supplement or otherwise terminate the offering of the Notes. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

        To obtain a copy of these filings at no cost, you may write or telephone us at the following address and telephone number:

    DENTSPLY International Inc.
    221 West Philadelphia Street
    York, Pennsylvania 17405-0872
    (717) 845-7511

        We will provide to each person to whom this prospectus supplement is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

PROSPECTUS

DENTSPLY International Inc.

Debt Securities

        We may offer from time to time, in one or more series, the debt securities described in this prospectus. The debt securities may be offered and sold by us in one or more offerings, at prices and on terms determined at the time of the offering. This prospectus provides a general description of the debt securities that we may offer. The specific terms of any series of debt securities to be offered will be described in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

        Investing in our securities involves risks. See "Risk Factors" on page 4 before you make your investment decision.

        We may offer and sell the debt securities to or through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of debt securities will describe in detail the plan of distribution for that offering. For general information about the distribution of debt securities offered, please see "Plan of Distribution" in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 15, 2011

ABOUT THIS PROSPECTUS

        This prospectus is part of an "automatic shelf" registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a "shelf" registration process. This prospectus provides a general description of the debt securities that we may offer. The specific terms of any series of debt securities to be offered will be described in one or more supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus.

        Before purchasing any debt securities, you should carefully read both this prospectus and the applicable prospectus supplement and any applicable free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the debt securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

        The information in this prospectus is accurate as of the date on the front cover of this prospectus, and any information we have incorporated by reference in this prospectus is accurate only as of the date of the applicable document incorporated by reference. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any other date.

        When used in this prospectus, the terms "DENTSPLY International Inc.," "DENTSPLY," "we," "our" and "us" refer to DENTSPLY International Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules promulgated thereunder. Our SEC filings are available to the public at the SEC's website at www.sec.gov. You may read and copy all or any portion of this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. We maintain a website at www.dentsply.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any prospectus supplement.

        The SEC allows us to "incorporate by reference" information into this prospectus and any prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules). These documents contain important information about DENTSPLY International Inc. and its finances.

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

  •
  Our Current Reports on Form 8-K filed with the SEC on February 14, 2011, March 15, 2011, May 27, 2011, June 22, 2011 (other than the Current Report on Form 8-K furnished to the SEC on such date) and August 15, 2011.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall also be deemed to be incorporated herein by reference until we sell all of the debt securities we are offering under this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

        To obtain a copy of these filings at no cost, you may write or telephone us at the following address and telephone number:

    DENTSPLY International Inc.
    221 West Philadelphia Street
    York, Pennsylvania 17405-0872
    (717) 845-7511

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and any accompanying prospectus supplement and any documents incorporated by reference may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by the use of such terms as "may," "could," "expect," "intend," "believe," "plan," "estimate," "forecast," "project," "anticipate" or words of similar expression. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements include the following:

  •
  negative changes could occur in the dental markets, the general economic environments, or government reimbursement or regulatory programs in the regions in which we operate;

  •
  prolonged negative economic conditions in domestic and global markets may adversely affect our suppliers, customers and consumers, which could harm our financial position;

  •
  we are exposed to the risk of changes in interest and foreign exchange rates;

  •
  volatility in the capital markets or investment vehicles could limit our ability to access capital or could raise the cost of capital;

  •
  our quarterly operating results fluctuate due to a number of factors, many of which are outside of our control;

  •
  the dental supplies market is highly competitive, and there is no guarantee that we can compete successfully;

  •
  we may be unable to develop innovative products or obtain regulatory approval for new products;

  •
  we may fail to comply with applicable government regulations;

  •
  challenges may be asserted against our dental amalgam product;

  •
  we may be unable to obtain a supply for certain finished goods purchased from third parties;

  •
  our expansion through acquisition involves risks and may not result in the expected benefits;

  •
  changes in, or interpretations of, accounting principles could result in unfavorable accounting charges;

  •
  if our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings;

  •
  changes in, or interpretations of, tax rules, structures, country profitability mix and regulations may adversely affect our effective tax rates;

  •
  we face the inherent risk of litigation and claims;

  •
  we are exposed to risks associated with markets outside of the United States and Europe;

  •
  our success is dependent upon our management and employees;

  •
  we may be unable to sustain the operational and technical expertise that is key to our success;

  •
  we may not generate sufficient cash flow to service our debt, pay our contractual obligations and operate our business;

  •
  we may not be able to repay our outstanding debt in the event that cross default provisions are triggered due to a breach of certain loan covenants;

  •
  certain provisions in our governing documents may discourage third party offers to acquire us;

  •
  issues related to the quality and safety of our products, ingredients or packaging could cause a product recall resulting in harm to our reputation and negatively impacting our operating results; and

  •
  we may lose customers of our orthodontics operating segment due to a disruption in our ability to source certain orthodontic products from our key suppliers located in Japan's evacuation area.

        Any such forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus, any accompanying prospectus supplement or any documents incorporated by reference, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of applicable reports and other documents filed by us with the SEC.

        You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Forward-looking statements are based on information available to us on the date of this prospectus or, in the case of any accompanying prospectus supplement or document incorporated by reference, the date of any such document. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

PRESENTATION OF FINANCIAL INFORMATION

        The consolidated financial statements of DENTSPLY International Inc. incorporated by reference herein have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The consolidated financial statements of Astra Tech AB incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board. IFRS differs from U.S. GAAP in a number of significant respects.

        All references to "$" and "dollars" in this prospectus are to U.S. dollars.

DENTSPLY INTERNATIONAL INC.

        DENTSPLY International Inc. is a Delaware corporation that dates its history to 1899. We believe we are the world's largest designer, developer, manufacturer and marketer of a broad range of professional dental products, with a primary focus on dental consumable products, dental laboratory products and dental specialty products.

        Our principal executive office is located at 221 West Philadelphia Street, York, Pennsylvania 17405-0872 and our telephone number is (717) 845-7511.

RISK FACTORS

        Investing in our securities involves risk. Before making an investment decision, you should carefully consider the specific risks described in our Annual Report on Form 10-K and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any applicable prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of any debt securities to decline. You could lose all or part of your investment.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated below. For purposes of computing these ratios, earnings represents income from continuing operations before income taxes, fixed charges and amortization of capitalized interest. Fixed charges are the sum of (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, and (iii) the portion of rents representative of interest.

			Year ended December 31,
	Six months ended June 30, 2011
			2010		2009		2008		2007		2006
Ratio of Earnings to Fixed Charges	10.96	x	10.62	x	11.94	x	9.18	x	11.79	x	8.28	x

USE OF PROCEEDS

        Except as otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of debt securities for general corporate purposes, which may include the financing of our operations, the repayment of indebtedness and business acquisitions.

DESCRIPTION OF DEBT SECURITIES

        The debt securities offered pursuant to this prospectus will be issued pursuant to an indenture between DENTSPLY International Inc., as issuer, and Wells Fargo Bank, National Association, as trustee. The form of indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Copies of the indenture may be obtained from DENTSPLY International Inc.

        The following briefly summarizes certain provisions of the indenture. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of an offering of debt securities, which will be described in more detail in the applicable prospectus supplement.

        As used in this "Description of Debt Securities," the terms "DENTSPLY International Inc.," "DENTSPLY," "we," "our" and "us" refer to DENTSPLY International Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

General

        The debt securities will be our direct unsecured obligations and will rank equally with all of our other senior unsubordinated debt.

        Since our operations are substantially conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the debt securities, is in large part dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon the payment of funds to us by those subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. As a stockholder of our subsidiaries, any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of our debt securities to participate in those assets) will be "structurally" subordinated to the claims of such subsidiary's creditors, including trade creditors.

        The indenture does not limit the aggregate principal amount of debt securities that we may issue thereunder and provides that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. The indenture does not limit our ability to incur other debt.

        Each prospectus supplement will summarize the material terms relating to the specific series of debt securities being offered. These terms may include some or all of the following:

  •
  the title of the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

  •
  the price or prices at which we will sell the debt securities;

  •
  the maturity date or dates of the debt securities;

  •
  the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

  •
  the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

  •
  the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive periods during which interest payment periods may be extended;

  •
  whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

  •
  the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

  •
  the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

  •
  if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

  •
  our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

  •
  the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

  •
  the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

  •
  provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

  •
  any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the indenture;

  •
  the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

  •
  the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

  •
  any change in the rights of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

  •
  the depositary for global debt securities;

  •
  any special tax implications of the debt securities;

  •
  any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

  •
  any other terms of the debt securities.

        Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

        Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement may describe certain U.S. federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

Consolidation, Merger and Sale of Assets

        We may consolidate or merge with or into any other person, and we may sell or transfer all or substantially all of our assets to another person, provided, among other things, that (a) either (i) we shall be the surviving person or (ii) the person formed by or resulting from any such consolidation or merger or the transferee of such assets shall be organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture all of our obligations under the indenture and (b) immediately after giving effect to such transaction, no Event of Default and no event that, after notice or the lapse of time or both, would become an Event of Default shall have occurred and be continuing.

Reports to Holders of the Debt Securities

        For as long as debt securities are outstanding, we will file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of such sections, we will file with the trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. Any such report, information or document that we file with or furnish to the SEC through the SEC's EDGAR database will be deemed filed with the trustee for these purposes at the time of such filing or furnishing through the SEC's EDGAR database.

Events of Default

        Except as may be provided otherwise in a prospectus supplement, the following events will constitute "Events of Default" with respect to a series of debt securities:

  •
  default in the payment of any installment of interest on any debt securities in such series for 30 days after becoming due;

  •
  default in the payment of principal or premium, if any, of any debt securities in such series when due;

  •
  default in the payment of a sinking fund installment, if any, on any debt securities in such series for 30 days after becoming due;

  •
  default in the performance of any other covenant applicable to such series for 90 days after written notice thereof;

  •
  involuntary acceleration of the maturity of our indebtedness for borrowed money in excess of $100 million, which acceleration shall not be rescinded or annulled or otherwise cured, or which indebtedness shall not be discharged, within 15 business days after written notice;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  any other Event of Default that may be set forth in a supplemental indenture or board resolution with respect to such series of debt securities.

        If an Event of Default shall occur and be continuing with respect to a series of debt securities, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities (or such lesser amount as may be provided for in the debt securities of such series) of such series may declare the entire principal amount of all the debt securities of such series to be due and payable.

        The indenture provides that the trustee shall, within 90 days after the occurrence of a default with respect to a particular series of debt securities, give the holders of the debt securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal or premium, if any, or interest, if any, on any of the debt securities of such series, or to make any sinking fund payment as to the debt securities of the same series, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the debt securities of such series.

        We are required to furnish to the trustee annually a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

        No holder of any debt securities of any particular series shall have any right to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy (except for actions for payment of principal or premium, if any, or interest on any of the debt securities of such series) unless:

  •
  an Event of Default with respect to such series of debt securities shall have occurred and be continuing and such holder shall have given the trustee prior written notice of such continuing Event of Default;

  •
  the holders of not less than 25% of the outstanding principal amount of debt securities of the applicable series shall have requested the trustee for such series to institute proceedings in respect of such Event of Default;

  •
  the trustee shall have been offered indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with such request;

  •
  the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

  •
  no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding debt securities of such series.

        The indenture provides that in case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities of a particular series unless they shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. If security or indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of a particular series of debt securities outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to such series or exercising any trust or power conferred to the trustee, and to waive certain defaults.

Discharge, Defeasance and Covenant Defeasance

        If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under the indenture as set forth below.

        We may discharge certain obligations to holders of any series of debt securities issued under the indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee funds or government obligations denominated in U.S. dollars or in the foreign currency in which debt securities of such series are payable in an amount sufficient to pay the entire indebtedness on debt securities of such series with respect to principal (and premium, if any) and interest to the date of such deposit (if debt securities of such series have become due and payable) or to the maturity thereof or the date of redemption of debt securities of such series, as the case may be.

        If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of any series (except for, among other things, the obligation to register the transfer or exchange of debt securities of such series, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) ("defeasance") or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of any series and any omission to comply with such obligations shall not constitute an Event of Default with respect to such series of debt securities ("covenant defeasance"), upon the deposit with the indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) and interest on such debt securities to maturity. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

        We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

        Modification and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity of the principal of, or any premium or installment of interest on, debt securities of any series;

  •
  reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any premium payable upon the redemption of, debt securities of any series;

  •
  reduce the amount of the principal of an original issue discount debt securities that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy;

  •
  change the redemption provisions of debt securities of any series or adversely affect the right of repayment at the option of any holder of debt securities of any series;

  •
  change the place of payment or the coin or currency in which the principal of or any premium or interest on debt securities of any series is payable;

  •
  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of debt securities of any series (or, in the case of redemption, on or after the date fixed for redemption);

  •
  reduce the percentage in principal amount of an outstanding series of debt securities, the consent of whose holders is required in order to take certain actions;

  •
  reduce the requirements for quorum or voting by holders of a particular series of debt securities;

  •
  modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of a particular series of debt securities except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security of such series affected thereby;

  •
  make any change that adversely affects the right to convert or exchange any series of debt security into or for our common stock or other securities in accordance with its terms; or

  •
  modify any of the above provisions.

        In addition, modification and amendments of the indenture may be made by us and the trustee without the consent of the holders of debt securities for one or more of the following purposes:

  •
  to surrender any of our rights or powers under the indenture, or to add to our covenants and agreements for the protection or benefit of the holders of all or any series of debt securities;

  •
  to add any events of default for the protection or benefit of the holders of all or any series of debt securities;

  •
  to change or eliminate any provisions of the indenture, so long as the change or elimination will become effective only when there are no debt securities outstanding of any series created prior thereto that are entitled to the benefit of such provision;

  •
  to evidence the succession of another corporation to us as obligor under the indenture;

  •
  to provide for the removal, acceptance of appointment or merger of a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee.

  •
  to secure the debt securities;

  •
  to evidence any changes to the indenture to provide for the removal, appointment or merger of a successor trustee;

  •
  to cure any ambiguity or to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture or to conform the terms of the indenture to the description of the debt securities in this prospectus or the applicable prospectus supplement;

  •
  to add to or change or eliminate any provision of the indenture in accordance with any amendments to the Trust Indenture Act of 1939, as amended;

  •
  to add guarantors or co-obligors with respect to any series of debt securities or to release guarantors from their guarantees of the debt securities in accordance with the terms of the applicable series of debt securities;

  •
  to make any change in any series of debt securities that does not adversely affect in any material respect the rights of the holders of the debt securities;

  •
  to provide for uncertificated and certificated debt securities;

  •
  to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided the action does not adversely affect the interests of the holders of the debt securities of any series in any material respect;

  •
  to prohibit the authentication and delivery of additional series of debt securities; or

  •
  to establish the form and terms of debt securities of any series or to authorize the issuance of additional debt securities of a series previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of debt securities of any series.

        The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default and its consequences under the indenture with respect to the debt securities of such series, except a default:

  •
  in the payment of principal of (or premium, if any) or any interest on debt securities of such series; or

  •
  in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

        Under the indenture, we are required to furnish to the trustee annually a statement as to performance by us of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after the occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

        Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register or, in accordance with arrangements satisfactory to the trustee, by wire transfer to an account designated by the holder of such debt security.

        Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon written request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

        Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

        A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

  •
  DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

  •
  we determine, in our sole discretion, that the global security shall be exchangeable.

        If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent appointed by us under the indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

        The indenture and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Regarding the Trustee

        The trustee is Wells Fargo Bank, National Association. The trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest they must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

Conversion or Exchange Rights

        The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

PLAN OF DISTRIBUTION

General

        We may sell the debt securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale.

        The accompanying prospectus supplement will identify or describe:

  •
  any underwriters, agents or dealers;

  •
  their compensation;

  •
  the net proceeds to us;

  •
  the purchase price of the debt securities;

  •
  the initial public offering price of the debt securities; and

  •
  any exchange on which the debt securities are to be listed.

        Underwriters, agents and dealers that participate in the distribution of the securities may be "underwriters" as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters and Agents

        If we use underwriters for a sale of debt securities, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the debt securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may designate agents to solicit purchases for the period of their appointment to sell debt securities on a continuing basis. Unless otherwise indicated in the related prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

        Unless we indicate differently in a prospectus supplement, we will not list the debt securities on any securities exchange. Any underwriters or agents may make a market in the debt securities, but such underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. We can provide no assurance as to the liquidity of or the trading markets for any debt securities.

Dealers

        We may sell the debt securities to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such debt securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

        We may choose to sell the debt securities directly. In this case, no underwriters or agents would be involved.

Indemnification; Other Relationships

        We may have agreements with any underwriters, agents or dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. Underwriters, agents or dealers may engage in transactions with us or our subsidiaries, perform services for us or our subsidiaries or be customers of ours or our subsidiaries in the ordinary course of business.

 LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is representing us in connection with this registration statement.

EXPERTS

        The DENTSPLY International Inc. consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated herein by reference to the DENTSPLY International Inc. Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The audited consolidated financial statements of Astra Tech AB included as an exhibit to our Current Report on Form 8-K filed with the SEC on August 15, 2011 have been audited by KPMG AB, independent public accounting firm, as set forth in its report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$1,000,000,000

DENTSPLY International Inc.

$250,000,000 Floating Rate Senior Notes due 2013
$300,000,000 2.750% Senior Notes due 2016
$450,000,000 4.125% Senior Notes due 2021

PROSPECTUS SUPPLEMENT

August 16, 2011

Joint Book-Running Managers

Morgan Stanley	Citigroup	Wells Fargo Securities	Mitsubishi UFJ Securities

Co-Managers

COMMERZBANK	PNC Capital Markets LLC	Goldman, Sachs & Co.	HSBC	J.P. Morgan	TD Securities